The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424b3
Registration Nos. 333-123150
333-123150-01

PROSPECTUS SUPPLEMENT	Subject to Completion

(To Prospectus Dated March 23, 2005)	Preliminary Prospectus Supplement Dated July 11, 2006
$300,000,000
Enterprise Products Operating L.P.
% Fixed/ Floating Rate Junior Subordinated Notes due 2066
Guaranteed to the extent described in this prospectus supplement by
Enterprise Products Partners L.P.
       The      % Fixed/ Floating Rate Junior Subordinated Notes due 2066, which we refer to as “Long-Term Subordinated Notes” or “LoTSsm,” issued by Enterprise Products Operating L.P. will bear interest from the date they are issued to                , 2016, at the annual rate of      % of their principal amount, payable semi-annually in arrears on                     and                     of each year, and thereafter will bear interest at an annual rate equal to the 3-month LIBOR Rate plus      %, reset quarterly, payable quarterly in arrears on                     ,                     ,                     and                     of each year beginning                     , 2016. The LoTSsm will mature on                     , 2066.
       We may elect to defer interest payments on the LoTSsm on one or more occasions for up to ten consecutive years as described in this prospectus supplement. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the LoTSsm, to the extent permitted by law. Enterprise Products Partners L.P. will guarantee, on a junior subordinated basis, payment of the principal of, premium, if any, and interest on the LoTSsm.
       We may redeem the LoTSsm in whole or in part on or after                     , 2016 at their principal amount plus accrued and unpaid interest. We may redeem the LoTSsm in whole or in part at any time prior to                     , 2016 upon payment of a “make-whole premium,” as described in this prospectus supplement.
       Investing in the LoTSsm involves certain risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus.

Proceeds to
Enterprise Products
	Public Offering		Underwriting		Operating L.P.
	Price(1)		Discount		Before Expenses

Per LoTSsm		%		%		%
Total	$		$		$

(1)	The public offering price does not include accrued interest, if any, on the LoTSsm, from , 2006 to the date of delivery.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
       The underwriters expect to deliver the LoTSsm in book entry form only, through the facilities of The Depository Trust Company, against payment on July      , 2006.
Joint Book-Running Managers

Wachovia Securities	Lehman Brothers

Sole Structuring Advisor
Co-Manager
UBS Investment Bank
smLoTS is a service mark of Wachovia Corporation.
The date of this prospectus supplement is July      , 2006.

       This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of LoTSsm and certain terms of the LoTSsm. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the LoTSsm will be issued and which gives more general information, some of which may not apply to this offering of LoTSsm. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
       You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

SUMMARY
       This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the LoTSSM. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-13 of this prospectus supplement and page 3 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase LoTSSM in this offering.
       Unless the context otherwise requires, “our,” “we,” “us” and “Enterprise” as used in this prospectus supplement refer solely to Enterprise Products Operating L.P. and do not include our parent, Enterprise Products Partners L.P., or any of our subsidiaries or unconsolidated affiliates. “Enterprise Parent” and “Parent Guarantor” as used in this prospectus supplement refer to Enterprise Products Partners L.P. and not its subsidiaries or unconsolidated affiliates.
       Enterprise Parent conducts substantially all of its business through us and our subsidiaries and unconsolidated affiliates. We are the borrower on substantially all of the consolidated company’s credit facilities, and we are the issuer of substantially all of the company’s publicly traded notes, all of which are guaranteed by Enterprise Parent. Our financial results do not differ materially from those of Enterprise Parent; the number and dollar amount of reconciling items between our consolidated financial statements and those of Enterprise Parent are insignificant. All financial results presented in this prospectus supplement are those of Enterprise Parent.
Enterprise and Enterprise Parent
       We are a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, and crude oil, and are an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Our midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. We operate an integrated midstream asset network within the United States that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; and offshore production platform services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.
       For the year ended December 31, 2005, Enterprise Parent had revenues of $12.3 billion, operating income of $663 million and net income of $420 million. For the three months ended March 31, 2006, Enterprise Parent had revenues of $3.3 billion, operating income of $194 million and net income of $134 million.
Our Business Segments
       We have four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services and (iv) Petrochemical Services. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technology employed) and products produced and/or sold.
       NGL Pipelines & Services. Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 12,810 miles and related storage facilities including our Mid-America Pipeline, Seminole Pipeline and Dixie Pipeline systems and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminal operations.

       Onshore Natural Gas Pipelines & Services. Our Onshore Natural Gas Pipelines & Services business segment includes approximately 17,200 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas. In addition, we own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.
       Offshore Pipelines & Services. Our Offshore Pipelines & Services business segment includes (i) approximately 1,190 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 870 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) seven multi-purpose offshore hub platforms located in the Gulf of Mexico.
       Petrochemical Services. Our Petrochemical Services business segment includes four propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 690 miles of petrochemical pipeline systems.
       We provide the foregoing services directly and through our subsidiaries and unconsolidated affiliates.
       Our and Enterprise Parent’s principal offices are located at 1100 Louisiana Street, 18th Floor, Houston, Texas 77002, and our and Enterprise Parent’s telephone number is (713) 381-6500.

Organizational Structure
       The following chart depicts our organizational structure.

The Offering

Issuer	Enterprise Products Operating L.P.

Securities Offered	$300,000,000 aggregate principal amount of our % Fixed/ Floating Rate Junior Subordinated Notes due 2066, which we refer to as the “Long-Term Subordinated Notes” or “LoTSsm.”

Guarantor	Enterprise Products Partners L.P.

Interest Rate	The LoTSsm will bear interest from the date of issuance to , 2016, which we refer to as the “Fixed Rate Period,” at an annual rate of %, payable semi-annually in arrears on and of each year, commencing , 2007, and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the 3-month LIBOR Rate (as defined in “Description of the LoTSsm — Determining the Floating Rate”) for the related interest period plus %, payable quarterly in arrears on , , and of each year, commencing , 2016, unless payment is deferred as described below.

For a more complete description of interest payable on the LoTSsm, see “Description of the LoTSsm — Interest Rate and Interest Payment Dates” and “Description of the LoTSsm — Determining the Floating Rate.”

Optional Deferral	We may elect to defer payment of all or part of the current and accrued interest otherwise due on the LoTSsm provided that:

• we may not optionally defer interest payments once we have failed to pay interest otherwise due for a period of ten consecutive years for any reason; and

• we may not optionally defer interest payments on or after the maturity date of, or redemption date for, the LoTSsm.

Deferred interest not paid on an interest payment date will bear interest from that interest payment date until paid at the then prevailing interest rate on the LoTSsm compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period, as described under “Description of the LoTSsm — Interest Rate and Interest Payment Dates.” We refer to such deferred interest, the interest accrued thereon and any accrued and unpaid interest on any interest payment date during a deferral period collectively as “Deferred Interest,” and we refer to a period during which we have elected to defer payment of interest on the LoTSsm as an “Optional Deferral Period.” Once we pay all Deferred Interest resulting from our optional deferral, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period, subject to the same limitations described above.

Distribution Stopper	Unless:

• all Deferred Interest on the LoTSsm has been paid in full as of the most recent interest payment date;

• no event of default has occurred and is continuing; and

• Enterprise Parent is not in default of its obligations under its guarantee of payments on the LoTSsm,

then, subject to certain exceptions:

• we and Enterprise Parent will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our respective equity securities;

• we and Enterprise Parent will not and will cause our respective majority-owned subsidiaries not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our debt securities (including securities similar to the LoTSsm) that contractually rank equally with or junior to the LoTSsm; and

• we and Enterprise Parent will not and will cause our respective majority-owned subsidiaries not to make any guarantee payments with respect to the securities described in the previous bullet point.

Guarantee	Enterprise Parent will fully and unconditionally guarantee (as described under “Description of the LoTSsm — Parent Guarantee”) the full and prompt payment of principal of, premium, if any, and interest on the LoTSsm, when and as the same become due and payable (subject to our right to defer interest as set forth under “Description of the LoTSsm — Optional Deferral”), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise. The guarantee will be unsecured and subordinated to the senior indebtedness of Enterprise Parent.

Ranking of the LoTSsm	Our payment obligations under the LoTSsm will be unsecured and will, to the extent provided in the indenture, be subordinated to the prior payment in full of all of our present and future indebtedness for borrowed money, indebtedness evidenced by securities, bonds, notes and debentures, obligations under guarantees, direct credit substitutes, hedge and derivative products, capitalized lease obligations, letters of credit, cash management arrangements and other senior indebtedness. However, the LoTSsm will rank equally with our trade accounts payable and certain other liabilities arising in the ordinary course of our business, any of our indebtedness which by its terms is expressly made equal in rank with the LoTSsm and indebtedness owed by us to our majority-owned subsidiaries.

The LoTSsm will rank senior in right of payment to all of our present and future equity securities.

The indenture under which the LoTSsm will be issued does not limit our ability to incur additional debt, including debt that ranks senior in priority of payment to or pari passu with the LoTSsm.

We conduct a significant amount of our operations through our subsidiaries and unconsolidated affiliates, and a significant amount of our assets include our ownership interests in such entities. Holders of the LoTSsm will have a junior position to claims of creditors of our subsidiaries and unconsolidated affiliates, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.

Optional Redemption	We may redeem the LoTSsm before their maturity, subject to the Replacement Capital Covenant discussed below:

• in whole or in part, on one or more occasions at any time on or after , 2016 at 100% of their principal amount plus accrued and unpaid interest; or

• in whole or in part at any time prior to , 2016 upon payment of the Make-Whole Redemption Price (as defined below).

The “Make-Whole Redemption Price” will be equal to (1) all accrued and unpaid interest to but not including the redemption date plus (2) the greater of:

• 100% of the principal amount of the LoTSsm being redeemed, and

• as determined by the Independent Investment Banker (as defined in “Description of the LoTSsm — Redemption — Early Redemption”), the sum of the present values of remaining scheduled payments of principal and interest on the LoTSsm being redeemed from the redemption date to , 2016, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined in “Description of the LoTSsm — Redemption — Early Redemption”) plus %.

Replacement Capital Covenant	Around the time of initial issuance of the LoTSsm, we will enter into a Replacement Capital Covenant (as defined in “Certain Terms of the Replacement Capital Covenant”) in which we will covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the LoTSsm that we will not redeem or repurchase the LoTSsm on or before , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we, Enterprise Parent or one of our or its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the LoTSsm. The Replacement Capital Covenant is not intended for the benefit of holders of the LoTSsm and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture or the LoTSsm.

Events of Default	The following will be events of default under the indenture governing the terms of the LoTSsm:

• the failure to pay principal when due;

• the failure to pay interest when due and payable that continues for 30 days, subject to the right to defer interest payments as described in “Description of the LoTSsm — Optional Deferral;”

• the failure to pay deferred interest for ten consecutive years;

• certain events of bankruptcy, insolvency or reorganization; or

• Enterprise Parent’s guarantee of the LoTSsm ceases to be in full force and effect or is declared null and void in a judicial proceeding.

Use of Proceeds	We expect to use the net proceeds of this offering to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and for general partnership purposes.

Expected Ratings	We expect that the LoTSsm will be rated Ba1/stable, B+/positive and BB+/stable by Moody’s Investor Services, Standard & Poor’s Rating Services and Fitch Ratings Ltd., respectively. Credit Ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

Federal Income Tax Considerations	In connection with the issuance of the LoTSsm, Bracewell & Giuliani LLP will render its opinion to us that, for United States federal income tax purposes, the LoTSsm will be classified as indebtedness (although there is no clear authority directly on point). This opinion is subject to certain customary conditions. See “Certain United States Federal Income Tax Considerations.”

Each purchaser of the LoTSsm agrees to treat the LoTSsm as indebtedness for all United States federal, state and local tax purposes. We intend to treat the LoTSsm in the same manner.

If we elect to defer interest on the LoTSsm, the holders of the LoTSsm will be required to accrue income for United States federal income tax purposes in the amount of the accumulated interest payments on the LoTSsm, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers.

Risk Factors	Investing in the LoTSsm involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the LoTSsm.

Trading	We do not expect to list the LoTSsm for trading on any securities exchange.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The LoTSsm and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Enterprise Parent Summary Historical Financial and Operating Data
       The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for Enterprise Parent. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2005 are derived from and should be read in conjunction with the audited financial statements of Enterprise Parent that are incorporated by reference into this prospectus supplement. The summary historical income statement and balance sheet data for the three months ended March 31, 2005 and 2006 are derived from and should be read in conjunction with the unaudited financial statements of Enterprise Parent that are incorporated by reference into this prospectus supplement.
       The summary historical financial data includes the financial measures of gross operating margin and EBITDA, which is an abbreviation for earnings before interest, income taxes, depreciation and amortization. Gross operating margin and EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America as in effect from time to time, or “GAAP.” Explanations of and reconciliations for these non-GAAP financial measures are included in supplemental sections of this prospectus supplement entitled “— Enterprise Parent Non-GAAP Financial Measures” and “— Enterprise Parent Non-GAAP Reconciliations.”

Enterprise Parent Summary Historical Financial and Operating Data

	Consolidated Historical

				For the Three
	For the Year Ended			Months Ended
	December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in millions, except per unit amounts)
Income statement data:
Revenues	$5,346.4	$8,321.2	$12,257.0	$2,555.5	$3,250.1
Costs and expenses:
Operating costs and expenses	5,046.8	7,904.3	11,546.2	2,383.6	3,046.9
General and administrative	37.5	46.7	62.3	14.7	13.7

Total costs and expenses	5,084.3	7,951.0	11,608.5	2,398.3	3,060.6

Equity in income (loss) of unconsolidated affiliates	(14.0)	52.8	14.5	8.3	4.0

Operating income	248.1	423.0	663.0	165.5	193.5

Other income (expense):
Interest expense	(140.8)	(155.7)	(230.6)	(53.4)	(58.1)
Other, net	6.4	2.1	5.4	0.9	2.0

Total other expense	(134.4)	(153.6)	(225.2)	(52.5)	(56.1)

Income before provision for income taxes, minority interest and changes in accounting principles	113.7	269.4	437.8	113.0	137.4
Provision for income taxes	(5.3)	(3.8)	(8.3)	(1.8)	(2.9)

Income before minority interest and changes in accounting principles	108.4	265.6	429.5	111.2	134.5
Minority interest	(3.9)	(8.1)	(5.8)	(1.9)	(2.2)

Income before changes in accounting principles	104.5	257.5	423.7	109.3	132.3
Cumulative effect of changes in accounting principles	—	10.8	(4.2)	—	1.5

Net income	$104.5	$268.3	$419.5	$109.3	$133.8

Basic earnings per unit (net of general partner interest):
Net income per unit	$0.42	$0.87	$0.91	$0.25	$0.28

Diluted earnings per unit (net of general partner interest):
Net income per unit	$0.41	$0.87	$0.91	$0.25	$0.28

Distributions to limited partners:
Per common unit	$1.47	$1.54	$1.70	$0.41	$0.45
Balance sheet data:
Total assets	$4,802.8	$11,315.5	$12,591.0	$11,527.7	$12,318.5
Total debt	2,139.5	4,281.2	4,833.8	4,157.3	4,396.3
Total partners’ equity	1,705.9	5,328.8	5,679.3	5,773.3	6,060.3
Other financial data:
Cash provided by operating activities	$424.7	$391.5	$631.7	$164.2	$494.3
Cash flows used in investing activities	662.1	941.4	1,130.4	349.2	348.6
Cash provided by (used in) financing activities	254.0	544.0	516.2	218.1	(152.7)

	Consolidated Historical

				For the Three
	For the Year Ended			Months Ended
	December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in millions, except per unit amounts)
Distributions received from unconsolidated affiliates	31.9	68.0	56.1	21.8	8.3
Gross operating margin	410.4	655.2	1,136.3	275.2	312.5
EBITDA	366.4	623.2	1,079.0	266.3	301.1
Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes in thousand barrels per day (MBbls/d)	1,275	1,411	1,478	1,410	1,421
NGL fractionation volumes (MBbls/d)	227	307	292	338	255
Equity NGL production (MBbls/d)(1)	43	76	68	85	58
Fee-based natural gas processing in million cubic feet per day (MMcf/d)	194	1,692	1,767	2,018	1,807
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes in billion British thermal units per day (BBtus/d)	600	5,638	5,916	5,746	6,052
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	433	2,081	1,780	1,851	1,476
Crude oil transportation volumes (MBbls/d)		138	127	126	113
Platform gas processing in thousands of decatherms per day (Mcf/d)		306	252	316	157
Platform oil processing (MBbls/d)		14	7	8	7
Petrochemical Services, net:
Butane isomerization volumes (MBbls/d)	77	76	81	66	84
Propylene fractionation volumes (MBbls/d)	57	57	55	54	52
Octane additive production volumes (MBbls/d)	4	10	6	—	4
Petrochemical transportation volumes (MBbls/d)	68	71	64	74	63

(1)	Volumes have been revised to incorporate refined asset-level definitions of equity NGL production volumes.
Enterprise Parent Non-GAAP Financial Measures
       Set forth below are reconciliations of the non-GAAP financial measures of gross operating margin and EBITDA to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.
Gross Operating Margin
       Enterprise Parent defines gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which it does not have a cash payment obligation; (3) gains and losses on the sale of assets and (4) general and administrative expenses. Enterprise Parent views gross operating margin as an important performance measure of the core profitability of its operations. This measure forms the basis of its internal financial reporting and is used by its senior management in deciding how to allocate capital resources among business segments.

Enterprise Parent believes that investors benefit from having access to the same financial measures that its management uses. The GAAP measure most directly comparable to gross operating margin is operating income.
EBITDA
       Enterprise Parent defines EBITDA as net income plus interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by Enterprise Parent’s management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of Enterprise Parent’s assets without regard to financing methods, capital structures or their historical cost basis;

•	the ability of Enterprise Parent’s assets to generate cash sufficient to pay interest costs and support its indebtedness;

•	Enterprise Parent’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.
       EBITDA should not be considered an alternative to net income or income from continuing operations, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. Historical EBITDA amounts have been reconciled to Enterprise Parent’s consolidated net income and net cash provided by operating activities.
Enterprise Parent Non-GAAP Reconciliations
       The following table presents a reconciliation of Enterprise Parent’s non-GAAP financial measure of gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income and of net cash provided by operating activities, on a historical basis for each of the periods indicated:

	Consolidated Historical

	For the			For the Three
	Year Ended			Months Ended
	December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in millions)
Reconciliation of Non-GAAP “Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$248.1	$423.0	$663.0	$165.5	$193.5
Adjustments to reconcile Operating Income to Gross Operating Margin:
Depreciation, amortization and accretion in operating costs and expenses	115.7	193.7	413.4	99.9	104.8
Operating lease expense paid by EPCO, net in operating costs and expenses	9.1	7.7	2.1	0.5	0.5
Gain on sale of assets in operating costs and expenses	—	(15.9)	(4.5)	(5.4)	—
General and administrative costs	37.5	46.7	62.3	14.7	13.7

Total Gross Operating Margin	$410.4	$655.2	$1,136.3	$275.2	$312.5

	Consolidated Historical

	For the			For the Three
	Year Ended			Months Ended
	December 31,			March 31,

	2003	2004	2005	2005	2006

	(Dollars in millions)
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income” and GAAP “Net Cash Provided By Operating Activities”
Net Income	$104.5	$268.3	$419.5	$109.3	$133.8
Adjustments to derive EBITDA:
Interest expense	140.8	155.7	230.6	53.4	58.1
Provision for income taxes	5.3	3.8	8.3	1.8	2.9
Depreciation, amortization and accretion in costs and expenses	115.8	195.4	420.6	101.8	106.3

EBITDA	366.4	623.2	1,079.0	266.3	301.1
Interest expense	(140.8)	(155.7)	(230.6)	(53.4)	(58.1)
Amortization in interest expense	12.6	3.5	0.1	(0.4)	0.2
Provision for income taxes	(5.3)	(3.8)	(8.3)	(1.8)	(2.9)
Provision for impairment charge	1.2	4.1	—	—	—
Equity in loss (income) of unconsolidated affiliates	14.0	(52.8)	(14.5)	(8.3)	(4.0)
Distributions from unconsolidated affiliates	31.9	68.0	56.1	21.8	8.3
Gain on sale of assets	—	(15.9)	(4.5)	(5.4)	—
Operating lease expense paid by EPCO (excluding minority interest portion)	9.0	7.7	2.1	0.5	0.5
Other expenses paid by EPCO	0.4	—	—	—	—
Minority interest	3.9	8.1	5.8	1.9	2.2
Deferred income tax expense	10.5	9.6	8.6	1.8	1.4
Changes in fair market value of financial instruments	—	—	0.1	0.1	—
Cumulative effect of changes in accounting principles	—	(10.8)	4.2	—	(1.5)
Net effect of changes in operating accounts	120.9	(93.7)	(266.4)	(58.9)	247.1

Net Cash Provided By Operating Activities	$424.7	$391.5	$631.7	$164.2	$494.3

RISK FACTORS
       An investment in the LoTSsm involves certain risks. If any of these risks were to occur, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of the LoTSsm could decline, and you could lose part or all of your investment.
Risks Relating to the LoTSsm
We may elect to defer interest payments on the LoTSSM at our option for one or more periods of up to ten consecutive years.
       We may elect to defer payment of all or part of the current and accrued interest otherwise due on the LoTSsm for one or more periods of up to ten consecutive years, as described under “Description of the LoTSsm — Optional Deferral of Interest.” If we exercise this option, you will not receive any current income on your investment in the LoTSsm during such deferral period. In addition, although we are not permitted to defer payment of interest for more than ten consecutive years, we are permitted to defer interest for multiple periods of less than ten years without triggering an event of default.
We will not be able to pay current interest on the LoTSSM until we have paid all Deferred Interest, which could have the effect of extending interest deferral periods.
       We will be prohibited from paying current interest on the LoTSsm until we have paid all Deferred Interest on the LoTSsm, even if we have cash available from other sources. As a result, we will not be able to pay current interest on the LoTSsm, even if we have funds available to pay such current interest, if we do not have available funds to pay all Deferred Interest.
The LoTSSM are subordinated to substantially all of our direct indebtedness.
       Our payment obligations under the LoTSsm are unsecured and will be subordinate and rank junior in right of payment to all of our current and future “senior indebtedness,” including our indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness, excluding our trade account payables, certain other liabilities arising in the ordinary course of our business, any of our indebtedness which by its terms is expressly made equal in rank with or subordinated to the LoTSsm and indebtedness owed by us to our majority-owned subsidiaries. We cannot make any payments on the LoTSsm if we have defaulted on a payment of senior indebtedness and do not cure the default within the applicable grace period, or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full.
       As a result of the subordination provisions discussed in “Description of the LoTSsm — Subordination; Ranking of the LoTSsm,” in the event of our insolvency, funds that we would otherwise use to pay the holders of the LoTSsm will be used to pay the holders of our senior indebtedness to the extent necessary to pay such indebtedness in full. As a result of those payments, the LoTSsm may recover less, ratably, than the holders of our senior indebtedness. In addition, the holders of all of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the LoTSsm.
       The indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or pari passu with the LoTSsm. At March 31, 2006, the direct indebtedness of Enterprise that is senior to the LoTSsm totaled approximately $4.4 billion. In addition, the LoTSsm will be effectively subordinated to all of our subsidiaries’ and unconsolidated affiliates’ existing and future indebtedness and other obligations. At March 31, 2006, indebtedness of our subsidiaries and unconsolidated affiliates totaled approximately $562.7 million.

If interest on the LoTSSM is deferred, holders of the LoTSSM will be required to recognize income for United States federal income tax purposes at the time interest accrues regardless of their method of accounting before they actually receive interest payments in cash.
       If we defer interest payments on the LoTSsm, each holder of the LoTSsm will be required to accrue income for United States federal income tax purposes in the amount of the Deferred Interest on the LoTSsm, in the form of original issue discount. In that event, you, as a holder of LoTSsm,

•	will recognize income for United States federal income tax purposes in advance of the receipt of cash corresponding to that income even if you are on the cash basis of accounting; and

•	will not receive the cash related to that income from us if you dispose of your LoTSsm prior to the applicable record date for any payments of those amounts.
The interest rate of the LoTSSM will fluctuate when the fixed rate period ends, and may from time to time decline below the fixed rate.
       After the conclusion of the Fixed Rate Period for the LoTSsm, on                     , 2016, the LoTSsm will begin to bear interest at a floating rate equal to the 3-month LIBOR Rate for the related interest period plus        %. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in current interest income, holders of the LoTSsm could also encounter a reduction in the value of their LoTSsm.
We may elect to cause the redemption of the LoTSSM when prevailing interest rates are relatively low.
       We may redeem the LoTSsm:

•	in whole or in part, on one or more occasions at any time on or after , 2016 at 100% of their principal amount plus accrued and unpaid interest, as discussed under “Description of the LoTSsm — Redemption;” or

•	in whole or in part at any time prior to , 2016 upon payment of the Make-Whole Redemption Price, as discussed under “Description of the LoTSsm — Redemption.”
       We may choose to redeem the LoTSsm for a variety of reasons, including when prevailing interest rates are lower than the then applicable interest rate on the LoTSsm. In that case, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the LoTSsm.
Enterprise Parent’s guarantee of the LoTSSM is subordinate to all of its senior indebtedness.
       Enterprise Parent’s guarantee of the LoTSsm will be subordinate and rank junior in right of payment to all of its current and future “senior indebtedness,” including Enterprise Parent’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness, excluding its trade account payables, certain other liabilities arising in the ordinary course of its business, any indebtedness which by its terms is expressly made equal in rank with or subordinated to its guarantee of the LoTSsm and obligations owed by Enterprise Parent to its majority-owned subsidiaries. Enterprise Parent will not be permitted to make any payments under the guarantee if it has defaulted on a payment of senior indebtedness.
We may require cash from our subsidiaries to make payments on the LoTSSM.
       We conduct the majority of our operations through our subsidiaries and unconsolidated affiliates, some of which are not wholly-owned, and we rely to a significant extent on interest payments, dividends, proceeds from inter-company transactions and loans from those entities to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses, including interest payments on the LoTSsm, which may be subject to contractual restrictions. Accordingly, the LoTSsm are structurally subordinated to all existing and future liabilities of our subsidiaries and unconsolidated affiliates. Holders of LoTSsm should look only to our assets and the assets of Enterprise Parent, and not any of our subsidiaries or unconsolidated affiliates, for payments on the LoTSsm. If we are unable to obtain cash from such entities to fund required payments in respect of the LoTSsm, we may be unable to make payments of principal of or interest on the LoTSsm.
Our right to redeem or repurchase the LoTSSM is limited by a covenant that we are making in favor of certain other debtholders.
       By their terms, the LoTSsm may be redeemed by us before their maturity as described in “Description of the LoTSsm — Redemption.” However, around the time of the initial issuance of the LoTSsm, we are entering into a “Replacement Capital Covenant,” which is described under “Certain Terms of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase LoTSsm. In the Replacement Capital Covenant, we covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the LoTSsm that we will not redeem or repurchase LoTSsm on or before                     , 2036 unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we, Enterprise Parent or one of our or its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the LoTSsm.
       Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, the condition of our business and our financial condition, market conditions at such time as well as the acceptability to prospective investors of the terms of those securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the LoTSsm and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the Replacement Capital Covenant.
The trustee has only limited rights of acceleration.
       The trustee may accelerate payment of the principal and accrued and unpaid interest on the LoTSsm only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us. There is no right to acceleration upon breaches by us of other covenants under the indenture.
The tax accounting for the LoTSSM is uncertain.
       We intend to treat the LoTSsm as our indebtedness and to treat stated interest on the LoTSsm as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting. By purchasing the LoTSsm you agree to report income on this basis. However, the determination of whether an instrument is indebtedness is an inherently factual one. Because there are no regulations, rulings or other authorities that address the United States federal income tax treatment of debt instruments that are substantially similar to the LoTSsm, other treatments of the LoTSsm are possible, and we can offer you no assurance that the Internal Revenue Service or a court would agree with our conclusion. See “Certain United States Federal Income Tax Considerations.”
A market may not develop for the LoTSSM.
       The LoTSsm constitute a new issue of securities with no established trading market and will not be listed on any exchange. An active market for the LoTSsm may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your LoTSsm or at what price. Although the underwriters have indicated that they intend to make a market in the LoTSsm, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice.

If a trading market develops for the LoTSSM, trading may occur at prices that do not fully reflect the value of Deferred Interest and, as a result, a holder of LoTSSM who disposes of his holdings between record dates for interest payments may incur an adverse tax effect.
       A holder of LoTSsm who disposes of LoTSsm between record dates for payments of interest will not receive an interest payment for the period prior to the disposition but nevertheless will be required to include accumulated but unpaid interest through the date of disposition as ordinary income in such holder’s gross income for United Stated federal income tax purposes. If a trading market develops, the LoTSsm may trade at prices that do not fully reflect the value of Deferred Interest. As a result, a holder of LoTSsm who sells LoTSsm between record dates for interest payments may recognize a capital loss for tax purposes as a result of a portion of the sale proceeds being allocated to Deferred Interest. Any such capital loss may not be available to offset the ordinary income recognized as a result of the Deferred Interest because, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.
The aftermarket price of the LoTSSM may be discounted significantly if we defer interest payments.
       If a deferral of an interest payment occurs or is perceived by the market as being likely to occur, you may be unable to sell your LoTSsm at a price that reflects the value of Deferred Interest or the face amount of your LoTSsm. To the extent a trading market develops for the LoTSsm, that market may not continue during a deferral period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell LoTSsm at those times, either at a price that reflects the value of required payments under the LoTSsm or at all.
There are restrictions on your ability to resell the LoTSSM.
       The LoTSsm may not be purchased by or transferred to certain types of benefit plans. See “Certain ERISA Considerations.”
A classification of the LoTSSM as common equity by the National Association of Insurance Commissioners may impact U.S. insurance company investors and the value of the LoTSSM.
       The Securities Valuation Office, or “SVO,” of the National Association of Insurance Commissioners, or “NAIC,” may from time to time classify securities in U.S. insurance company investors’ portfolios as debt, preferred equity or common equity instruments. Under the written guidelines outlined by the SVO, it is not always clear which securities will be classified as debt, preferred equity or common equity or which features are specifically relevant in making this determination. We understand that the SVO is currently reviewing a number of securities for classification, some of which may have structural features similar to the LoTSsm. We are also aware that the SVO has classified several securities with structural features similar to the LoTSsm, either definitively or preliminarily, as common equity. For this reason, there is a risk that the LoTSsm may be classified as common equity, if reviewed and classified by the SVO. The NAIC classification of an investment directly affects certain U.S. insurance company investors because it determines the amount of capital required for such an investment by such investors, but it is not determinative in any way in respect of any other tax, accounting or legal considerations for investors generally. If the NAIC were to classify the LoTSsm as common equity, the willingness of certain U.S. insurance company investors to hold the LoTSsm could be reduced, which in turn could reduce the price of the LoTSsm in any available after-market.
Risks Related to Our Business
       We are incorporating in this section by reference and you should review and consider carefully the risk factors related to our partnership and business contained in Enterprise Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, which it filed with the Securities and Exchange Commission on February 27, 2006 and which is incorporated by reference herein. Set forth below are certain of the risk factors appearing in Enterprise Parent’s Annual Report on Form 10-K.

Changes in the prices of hydrocarbon products may materially adversely affect our results of operations, cash flows and financial condition.
       We operate predominantly in the midstream energy sector which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and crude oil. As such, our results of operations, cash flows and financial condition may be materially adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products. Generally, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	the availability of transportation systems with adequate capacity;

•	the availability of competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and NGLs; and

•	conservation and the extent of governmental regulation of production and the overall economic environment.
       We are exposed to natural gas and NGL commodity price risk under certain of our natural gas processing and gathering and NGL fractionation contracts that provide for our fees to be calculated based on a regional natural gas or NGL price index or to be paid in-kind by taking title to natural gas or NGLs. A decrease in natural gas and NGL prices can result in lower margins from these contracts, which may materially adversely affect our results of operations, cash flows and financial position.
A decline in the volume of natural gas, NGLs and crude oil delivered to our facilities could adversely affect our results of operations, cash flows and financial condition.
       Our profitability could be materially impacted by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by our facilities.
       The crude oil, natural gas and NGLs available to our facilities will be derived from reserves produced from existing wells, which reserves naturally decline over time. To offset this natural decline, our facilities will need access to additional reserves. Additionally, some of our facilities will be dependent on reserves that are expected to be produced from newly discovered properties that are currently being developed.
       Exploration and development of new oil and natural gas reserves is capital intensive, particularly offshore in the Gulf of Mexico. Many economic and business factors are beyond our control and can adversely affect the decision by producers to explore for and develop new reserves. These factors could include relatively low oil and natural gas prices, cost and availability of equipment and labor, regulatory changes, capital budget limitations, the lack of available capital or the probability of success in finding hydrocarbons. For example, a sustained decline in the price of natural gas and crude oil could result in a decrease in natural gas and crude oil exploration and development activities in the regions where our facilities are located. This could result in a decrease in volumes to our offshore platforms, natural gas processing plants, natural gas, crude oil and NGL pipelines, and NGL fractionators, which would have a material adverse affect on our results of operations, cash flows and financial position. Additional reserves, if discovered, may not be developed in the near future or at all.

A decrease in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect our results of operations, cash flows and financial position.
       A decrease in demand for NGL products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could materially adversely affect our results of operations, cash flows and financial position. For example:
       Ethane. If natural gas prices increase significantly in relation to ethane prices, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale.
       Propane. The demand for propane as a heating fuel is significantly affected by weather conditions. Unusually warm winters could cause the demand for propane to decline significantly and could cause a significant decline in the volumes of propane that we transport.
       Isobutane. A reduction in demand for motor gasoline additives may reduce demand for isobutane. During periods in which the difference in market prices between isobutane and normal butane is low or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane could be reduced.
       Propylene. A downturn in the domestic or international economy could cause reduced demand for propylene, which could cause a reduction in the volumes of propylene that we produce and expose our investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.
If we were to become subject to entity level taxation for federal or state tax purposes, then our cash available for payment on the LoTSSM would be substantially reduced.
       If we were treated as a corporation for United States federal income tax purposes, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Because a tax would be imposed upon us as a corporation, the cash available for payment on the LoTSsm would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the LoTSsm.
       Current law may change, causing us to be treated as a corporation for United States federal income tax purposes or otherwise subjecting us to entity level taxation. For example, because of widespread state budget deficits, certain states, including Texas, have taken steps to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If these activities continue, the cash available for payment on the LoTSsm would be reduced.
A successful IRS contest of the United States federal income tax positions we take may adversely impact the market for the LoTSSM, and the costs of any contests will reduce cash available for payment on the LoTSSM.
       The IRS may adopt positions that differ from the positions we take, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for the LoTSsm. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in the amount of cash available to us to pay the principal of, and interest and premium, if any, on the LoTSsm.

USE OF PROCEEDS
       We expect to receive aggregate net proceeds of approximately $           million from the sale of the LoTSSM to the underwriters after deducting the underwriters’ discounts and commission and other offering expenses payable by us. We expect to use the net proceeds of this offering to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and for general partnership purposes.
       In general, our indebtedness under the multi-year revolving credit facility was incurred for working capital purposes, capital expenditures and business combinations. Amounts repaid under our multi-year revolving credit facility may be reborrowed from time to time for acquisitions, capital expenditures and other general partnership purposes. As of July 6, 2006, we had $605.0 million of borrowings outstanding under our multi-year revolving credit facility that bears interest at a variable rate, which is currently approximately 5.82% per annum. Commitments of $48 million under our multi-year revolving credit facility mature in October 2010 and $1.2 billion of such commitments mature in October 2011. Affiliates of certain of the underwriters or their affiliates are lenders under our multi-year revolving credit facility and, accordingly, will receive a portion of the proceeds of this offering.

CAPITALIZATION
       The following table sets forth Enterprise Parent’s capitalization as of March 31, 2006:

•	on a consolidated historical basis; and

•	on an as adjusted basis to give effect to (i) the sale of the LoTSsm in this offering at the public offering price of $ each and (ii) the application of a portion of the net proceeds we will receive to temporarily reduce borrowings outstanding under our multi-year revolving credit facility as if such amounts were applied on March 31, 2006 as described under “Use of Proceeds.”
       The historical data in the following table are derived from and should be read in conjunction with Enterprise Parent’s historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. You should read Enterprise Parent’s financial statements and notes that are incorporated by reference in this prospectus supplement for additional information regarding Enterprise Parent’s capital structure. The historical data below does not reflect events after March 31, 2006.
Enterprise Parent Historical and As Adjusted Capitalization
As of March 31, 2006

	Historical	As Adjusted

	(Dollars in millions)
Cash and cash equivalents	$35.0	$249.9

Long-term borrowings, including current portions:
Multi-Year Revolving Credit Facility, variable rate, due October 2011(1)	$80.0	$—
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54.0	54.0
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0
Senior Notes E, 4.00% fixed-rate, due October 2007	500.0	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009	500.0	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0
Senior Notes K, 4.95% fixed-rate, due June 2010	500.0	500.0
Dixie revolving credit facility, due June 2007	17.0	17.0
GulfTerra senior notes and senior subordinated notes	5.1	5.1
Other, including unamortized discounts and premiums	(59.8)	(59.8)

Total senior debt obligations	4,396.3	4,316.3
Junior Notes A, due June 2066 (the “LoTSsm”)	—	300.0

Total debt obligations	4,396.3	4,616.3

Minority interest	115.2	115.2
Partners’ equity:
Limited partners	5,921.2	5,921.2
General partner	120.8	120.8
Accumulated other comprehensive income	18.3	18.3

Total partners’ equity	6,060.3	6,060.3

Total capitalization	$10,571.8	$10,791.8

(1)	As of July 6, 2006, we had $605.0 million of borrowings outstanding under our multi-year revolving credit facility. Commitments of $48 million under our multi-year revolving credit facility mature in October 2010 and $1.2 billion of such commitments mature in October 2011.

RATIOS OF EARNINGS TO FIXED CHARGES
       The following table sets forth Enterprise Parent’s ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules.

Year Ended December 31,					Three Months Ended
					March 31,
2001	2002	2003	2004	2005	2006

5.10	2.07	2.02	2.69	2.69	2.87
       For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items:

•	pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus distributed income of equity investees;

•	less capitalized interest; and

•	less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.
       The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expenses.
       The pro forma application of proceeds from the sale of LoTSsm in this offering to temporarily reduce borrowings outstanding under our revolving credit facility will not result in a change of ten percent or greater in the ratio of earnings to fixed charges.
DESCRIPTION OF THE LOTSsm
       We have summarized below certain material terms and provisions of the LoTSsm. This summary is not a complete description of all of the terms and provisions of the LoTSSM. You should read carefully the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of other material terms of the LoTSSM, the Guarantee and the indenture. For more information, we refer you to the LoTSSM, the indenture and the supplemental indenture, forms of which are available from us. We urge you to read the indenture and supplemental indenture because they, and not this description, define your rights as an owner of the LoTSSM.
       The LoTSsm are a new series of debt securities that will be issued under an Indenture dated as of October 4, 2004 among Enterprise Products Operating L.P., as issuer, Enterprise Products Partners L.P., as parent guarantor, any subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture establishing the terms of the LoTSsm, which we refer to collectively as the “indenture.” References in this section to “Enterprise” and the terms “we”, “us”, “our” and like phrases refer solely to Enterprise Products Operating L.P. and do not include our parent, Enterprise Products Partners L.P., or any of our subsidiaries or unconsolidated affiliates. References in this section to the “Parent Guarantor” refer solely to Enterprise Products Partners L.P. and not its subsidiaries or unconsolidated affiliates. References in this section to the “Guarantee” refer to the Parent Guarantor’s guarantee of payments on the LoTSsm.
       In addition to this new series of LoTSsm, as of March 31, 2006, there were outstanding under the above-referenced indenture $500 million in aggregate principal amount of 4.000% senior notes E due 2007, $500 million in aggregate principal amount of 4.625% senior notes F due 2009, $650 million in aggregate principal amount of 5.600% senior notes G due 2014, $350 million in aggregate principal amount of

6.650% senior notes H due 2034, $250 million in aggregate principal amount of 5.00% senior notes I due 2015, $250 million in aggregate principal amount of 5.75% senior notes J due 2035 and $500 million in aggregate principal amount of 4.950% senior notes K due 2010.
General
       The LoTSsm:

•	will be issued in an aggregate principal amount of $300,000,000;

•	are general unsecured junior subordinated obligations of Enterprise;

•	will bear interest from the date of issuance to , 2016 at an annual rate of %, payable semi-annually in arrears on and of each year, commencing , 2007, and thereafter, at an annual rate equal to the 3-month LIBOR Rate for the related interest period plus %, payable quarterly in arrears on , , and of each year, commencing , 2016;

•	provide that we may elect to defer payment of all or part of the current and accrued interest otherwise due on the LoTSsm for multiple periods of up to ten consecutive years as described below under “— Optional Deferral of Interest”;

•	mature on , 2066 and are not redeemable by us prior to , 2016 without payment of a make-whole premium;

•	are subordinated in right of payment, to the extent set forth in the indenture, to all of our existing and future senior indebtedness and senior obligations; and

•	are guaranteed on an unsecured and junior subordinated basis by the Parent Guarantor, solely to the extent described below under “— Parent Guarantee”.
       The indenture does not limit our incurrence or issuance of other senior, pari passu or subordinated debt, whether under the indenture relating to the LoTSsm or any existing or other indenture or agreement that we may enter into in the future or otherwise. As of March 31, 2006, the direct indebtedness of Enterprise that is senior to the LoTSsm totaled approximately $4.4 billion.
Interest Rate and Interest Payment Dates
       The LoTSsm will bear interest from the date of issuance to                     , 2016, which we refer to as the “Fixed Rate Period,” at an annual rate of      %, payable semi-annually in arrears on                     and                     of each year, commencing                     , 2007, and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the 3-month LIBOR Rate for the related interest period plus      %, payable quarterly in arrears on                     ,                     ,                     and                     of each year commencing                     , 2016.
       Interest payments not paid when due will accrue interest at the then applicable rate of interest on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. The amount of interest payable during the Fixed Rate Period will be computed based on a 360-day year consisting of twelve 30-day months, and the amount of interest payable during the Floating Rate Period will be computed based on a 360-day year and the number of days actually elapsed.
       The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month.
Maturity
       The LoTSsm will mature on                     , 2066.
       The LoTSsm are non-amortizing and do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity or otherwise set aside amounts in respect of the repayment of the LoTSsm prior to their maturity.

Determining the Floating Rate
       Following                     , 2016, the calculation agent will calculate the floating rate with respect to each interest period and the amount of interest payable on each interest payment date during the Floating Rate Period. The floating rate determined by the calculation agent, absent manifest error, will be binding and conclusive upon the beneficial owners and registered holders of the LoTSsm and us. Wells Fargo Bank, National Association will act initially as calculation agent.
       The floating rate for any interest period during the Floating Rate Period will be the 3-month LIBOR Rate plus      %.
       The “3-month LIBOR Rate” means, for each interest period during the floating rate period, the interest rate per annum shown on Telerate Page 3750 at or about 11:00 a.m., London time, on the second London banking day (the “LIBOR Determination Date”) preceding the first day of the interest period (the “Reset Date”) for deposits in U.S. dollars with a maturity of three months and commencing on the Reset Date. If such rate does not appear on that page or such other page as may replace that page for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. dollars, the 3-month LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the LIBOR Determination Date, at which U.S. dollar deposits with a maturity of three months in an amount determined by the calculation agent as representative of a single transaction in the relevant market and at the relevant time are offered by four major banks in the London interbank market selected by the calculation agent (“Reference Banks”) to prime banks in the London interbank market for the interest period commencing on the Reset Date. The calculation agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, the 3-month LIBOR Rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the 3-month LIBOR Rate will be the interest rate per annum equal to the average of the rates per annum quoted by three major banks in New York City or Charlotte, North Carolina selected by the calculation agent, at or about 11:00 a.m., New York City time, on the LIBOR Determination Date, for loans in U.S. dollars to leading European banks in amounts that are representative of a single transaction in the relevant market and at the relevant time with a maturity corresponding to the interest period and commencing on the Reset Date. If fewer than three New York City or Charlotte, North Carolina banks selected by the calculation agent are quoting rates, the 3-month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding interest period. For purposes of this definition, “London banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England. If the interest period does not correspond to a period for which rates are available, the 3-month LIBOR Rate will be determined through the use of straight-line interpolation by reference to two rates, the first rate to be determined by reference to the period of time for which rates are available next shorter than the length of the interest period and the second to be determined by reference to the period of time for which rates are available next longer than the length of the interest period.
       “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page).
Payment and Transfer
       Initially, the LoTSsm will be issued only in global form. Beneficial interests in LoTSsm in global form will be shown on, and transfers of interests in LoTSsm in global form will be made only through, records maintained by DTC and its participants. LoTSsm in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 45 Broadway, 12th Floor, New York, New York 10006).
       Payment of principal of, premium, if any, and interest on LoTSsm in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the LoTSsm is no longer represented by a global note, payment of interest on the LoTSsm in definitive form may, at our option, be made at the corporate trust office of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.
       The regular record date for interest payable on the LoTSsm on any interest payment date during the Fixed Rate Period will be the immediately preceding                     or                     , as the case may be, and during the Floating Rate Period will be the immediately preceding                     ,                     ,                     or                     , as the case may be.
       No service charge will be made for any registration of transfer or exchange of LoTSsm, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any LoTSsm selected for redemption or for a period of 15 days before mailing a notice of redemption of LoTSsm.
       The registered holder of LoTSsm will be treated as the owner of such LoTSsm for all purposes, and all references in this Description of the LoTSsm to “holders” mean holders of record, unless otherwise indicated.
Optional Deferral of Interest
       So long as no event of default (as defined below under “— Events of Default”) has occurred and is continuing, we may elect to defer payment of all or part of the current and accrued interest otherwise due on the LoTSsm provided that:

•	we may not optionally defer interest payments once we have failed to pay interest otherwise due for a period of ten consecutive years for any reason; and

•	we may not optionally defer interest payments on or after the maturity date of, or redemption date for, the LoTSsm.
       Deferred interest not paid on an interest payment date will bear interest from that interest payment date until paid at the then prevailing interest rate on the LoTSsm, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate period. We refer to such deferred interest, the interest accrued thereon and any accrued and unpaid interest on any interest payment date during a deferral period collectively as “Deferred Interest,” and we refer to a period during which we have elected to defer payment of interest on the LoTSsm as an “Optional Deferral Period.” Once we pay all Deferred Interest resulting from our optional deferral, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period, subject to the same limitations described above.
       We will provide the trustee with written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, other than in the case of an optional deferral in connection with certain defaults on senior indebtedness as described under “— Subordination; Ranking of the LoTSsm,” and any such notice will be forwarded promptly by the trustee to each holder of record of the LoTSsm.
       We have no current intention to exercise our right to defer interest payments.
Distribution Stopper
       Unless each of the following conditions, which we refer to as “Payment Conditions,” has been satisfied:

•	all Deferred Interest on the LoTSsm has been paid in full as of the most recent interest payment date;

•	no event of default has occurred and is continuing; and

•	the Parent Guarantor is not in default of its obligations under the Guarantee,

       then, subject to the exceptions described below:

•	we and the Parent Guarantor will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our respective equity securities;

•	we and the Parent Guarantor will not and will cause our respective majority-owned subsidiaries not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our debt securities (including securities similar to the LoTSsm) that contractually rank equally with or junior to the LoTSsm; and

•	we and the Parent Guarantor will not and will cause our respective majority-owned subsidiaries not to make any guarantee payments with respect to the securities described in the previous bullet point.
       Notwithstanding the foregoing, we, the Parent Guarantor and any of our respective subsidiaries may take any of the following actions at any time, including during an Optional Deferral Period:

•	make any distribution, redemption, liquidation, interest, principal or guarantee payment in the form of our respective equity securities;

•	make any regularly scheduled dividend or distribution payments declared prior to the failure of the relevant Payment Condition or the occurrence of such deferral period;

•	make any repurchases, redemptions or other acquisitions of our respective equity securities in connection with any employee benefit plans or any other contractual obligation entered into prior to the failure of the relevant Payment Condition or the occurrence of such deferral period;

•	make payments under (1) the LoTSsm and securities similar to the LoTSsm that are pari passu with the LoTSsm and (2) the Guarantee and similar guarantees associated with any instruments that are pari passu with the LoTSsm, in each case, so long as any such payments are made on a pro rata basis with the LoTSsm and the Guarantee, respectively;

•	make payments or distributions in connection with a reclassification of our respective equity securities, so long as that reclassification does not result in the issuance of securities senior to the LoTSsm; and

•	purchase fractional interests of our respective equity securities in connection with any split, reclassification or similar transaction.
Redemption
       We may redeem the LoTSsm before their maturity, subject to the Replacement Capital Covenant discussed in “Certain Terms of the Replacement Capital Covenant”:

•	in whole or in part, on one or more occasions at any time on or after , 2016 at 100% of their principal amount plus accrued and unpaid interest; or

•	in whole or in part at any time prior to , 2016 (an “Early Redemption”) upon payment of the Make-Whole Redemption Price (as defined below under “ — Early Redemption”).
       LoTSsm called for redemption become due on the redemption date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of LoTSsm to be redeemed at its registered address. The notice of optional redemption for the LoTSsm will state, among other things, the amount of LoTSsm to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of LoTSsm to be redeemed. If less than all of the LoTSsm are redeemed at any time, the trustee will select the LoTSsm to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, interest will cease to accrue on the redemption date with respect to any LoTSsm called for optional redemption.

Early Redemption
       We may redeem the LoTSsm in whole or in part at any time prior to                     , 2016 upon payment of the Make-Whole Redemption Price.
       The “Make-Whole Redemption Price” will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (1) 100% of the principal amount of the LoTSsm being redeemed and (2) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the LoTSsm (exclusive of interest accrued to the redemption date) being redeemed from the redemption date to                     , 2016 (the “Remaining Life”), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus      %.
       “Treasury Yield” means, with respect to any redemption date applicable to the LoTSsm, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.
       “Comparable Treasury Price” means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on Telerate Page 500 (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time, the average of the Reference Treasury Dealer Quotations obtained by the trustee for the redemption date.
       “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life; however, if no maturity is within three months before or after the end of the Remaining Life, yields for two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month.
       “Independent Investment Banker” means any of Wachovia Capital Markets, LLC (and its successors) and Lehman Brothers Inc. (and its successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.
       “Reference Treasury Dealer” means (a) Wachovia Capital Markets, LLC (and its successors) and (b) one other primary United States government securities dealer in New York City selected by the Independent Investment Banker, each of which we refer to as a “Primary Treasury Dealer.” However, if either of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for such dealer.
       “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the LoTSsm, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
Certain Covenants
       No Limitations on Liens. Holders of the LoTSsm will not have the benefit of and will not be entitled to enforce the covenant in the indenture restricting the ability of the Parent Guarantor, Enterprise and their respective majority-owned subsidiaries to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance other than Permitted Liens (as defined in

“Description of Debt Securities — Certain Covenants” in the accompanying prospectus) upon any Principal Property (as defined in “Description of Debt Securities — Certain Covenants” in the accompanying prospectus) or upon any shares of capital stock of any majority-owned subsidiary owning or leasing, either directly or through ownership in another majority-owned subsidiary, any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any indebtedness for borrowed money of the Parent Guarantor or Enterprise or any other person.
       No Restriction on Sale-Leasebacks. Holders of the LoTSsm will not have the benefit of and will not be entitled to enforce the covenant in the indenture restricting the ability of the Parent Guarantor, Enterprise and their respective majority-owned subsidiaries to enter into Sale-Leaseback Transactions (as defined in “Description of Debt Securities — Certain Covenants” in the accompanying prospectus).
       Merger, Consolidation or Sale of Assets. Each of the Parent Guarantor and Enterprise will be subject to the restriction in the indenture governing its ability to consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation, as described in “Description of Debt Securities — Certain Covenants” in the accompanying prospectus.
Events of Default
       Any one or more of the following events that has occurred and is continuing will constitute an event of default:

•	we fail to pay principal on the LoTSsm when due;

•	we fail to pay accrued and unpaid interest on the LoTSsm when due and such default continues for 30 days; however, our failure to pay interest during an Optional Deferral Period will not constitute an event of default;

•	we fail to pay accrued and unpaid interest on the LoTSsm in full on the first interest payment date that is more than a period of ten consecutive years after the beginning of an Optional Deferral Period that is continuing;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding.
       If an event of default (other than an event of default described in the fourth bullet point above) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding LoTSsm by notice to us and the trustee, may, and the trustee at the request of such holders will, declare the principal of, premium, if any, and interest, including Deferred Interest, if any, on all the LoTSsm to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately.
       If an event of default described in the fourth bullet point above occurs and is continuing, the principal of, premium, if any, and interest, including Deferred Interest, if any, on all the LoTSsm will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding LoTSsm may rescind any such acceleration with respect to the LoTSsm and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default with respect to the LoTSsm, other than the nonpayment of the principal of, premium, if any, and interest on the LoTSsm that have become due solely by such declaration of acceleration, have been cured or waived.

Subordination; Ranking of the LoTSsm
       Our payment obligations under the LoTSsm will, to the extent provided in the indenture, be subordinated to the prior payment in full of all of our present and future senior indebtedness, as defined below. The LoTSsm will rank senior in right of payment to all of our present and future equity securities.
       The holders of our senior indebtedness will be entitled to receive payment in full of such senior indebtedness before holders of the LoTSsm will receive any payment of principal, premium or interest with respect to the LoTSsm:

•	upon any payment or distribution of our assets to our creditors in connection with our total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.
       In these circumstances, until our senior indebtedness is paid in full, any distribution to which holders of LoTSsm would otherwise be entitled will be made to the holders of senior indebtedness, except that such holders may receive units representing limited partner interests and debt securities that are subordinated to senior indebtedness to at least the same extent as the LoTSsm.
       If we do not pay any principal, premium or interest with respect to senior indebtedness within any applicable grace period (including at maturity), or any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to the LoTSsm;

•	make any deposit for the purpose of defeasance of the LoTSsm; or

•	repurchase, redeem or otherwise retire any of the LoTSsm,
       unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the senior indebtedness has been paid in full; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of designated senior indebtedness (as defined below).
       During the continuance of any senior indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any designated senior indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not make payments on the LoTSsm for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any designated senior indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.
       Generally, “designated senior indebtedness” will include any issue of senior indebtedness of at least $100 million.
       The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the senior indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.
Unless the holders of designated senior indebtedness shall have accelerated the maturity of the senior indebtedness, we may resume payments on the LoTSsm after the expiration of the Payment Blockage Period.

       If we do not pay principal, premium or interest with respect to senior indebtedness within any applicable grace period, if any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms or if we receive a Blockage Notice, then, notwithstanding the notice periods set forth under “— Optional Deferral of Interest,” we may elect to defer payment of all or part of the current and accrued interest otherwise due on the LoTSsm on an interest payment date by giving notice to the trustee of such election not later than the time we must remit payment of interest on the LoTSsm to the trustee under the supplemental indenture on such interest payment date. Any such notice will be forwarded promptly by the trustee to each holder of record of the LoTSsm. However, we may only exercise this right if we are otherwise entitled to elect to optionally defer payment of interest on the LoTSsm as described under “— Optional Deferral of Interest.”
       Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.
       After all senior indebtedness is paid in full and until the LoTSsm are paid in full, holders of the LoTSsm will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness.
       By reason of the subordination, in the event of our insolvency, our creditors who are holders of senior indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the LoTSsm.
       The term “senior indebtedness” as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated, issued under indentures or other similar instruments (other than the supplemental indenture setting forth the terms of the LoTSsm), and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes;

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement, or similar transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “senior indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor, but does not include our obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the LoTSsm; and

•	indebtedness owed by us to our majority-owned subsidiaries.
       The indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior in priority of payment to or pari passu with the LoTSsm. At March 31, 2006, the direct indebtedness of Enterprise that is senior to the LoTSsm totaled approximately $4.4 billion. In addition, the LoTSsm will be effectively subordinated to all of our subsidiaries’ and unconsolidated affiliates’ existing and future indebtedness and other obligations. At March 31, 2006, indebtedness of our subsidiaries and unconsolidated affiliates totaled approximately $562.7 million.
Parent Guarantee
       The Parent Guarantor will fully and unconditionally guarantee on an unsecured and junior subordinated basis the full and prompt payment of principal of, premium, if any, and interest on the LoTSsm, when and as the same become due and payable (other than during an Optional Deferral Period), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise.
       The Parent Guarantor’s obligations under the Guarantee will, to the extent provided in the indenture, be subordinated to the prior payment in full of all present and future senior indebtedness of the Parent Guarantor, as defined below. The Parent Guarantor’s obligations under the Guarantee will rank senior in right of payment to all of its present and future equity securities, including its common units.
       The holders of the Parent Guarantor’s senior indebtedness will be entitled to receive payment in full of such senior indebtedness before holders of the LoTSsm receive from the Parent Guarantor any payment of principal, premium or interest with respect to the LoTSsm:

•	upon any payment or distribution of the Parent Guarantor’s assets to its creditors in connection with the Parent Guarantor’s total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to the Parent Guarantor or its property.
       In these circumstances, until the Parent Guarantor’s senior indebtedness is paid in full, any distribution to which holders of LoTSsm would otherwise be entitled under the Guarantee will be made to the holders of its senior indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to senior indebtedness to at least the same extent as the Guarantee.
       If the Parent Guarantor does not pay any principal, premium or interest with respect to its senior indebtedness within any applicable grace period (including at maturity), or any other default on its senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms, the Parent Guarantor may not:

•	make any payments under the Guarantee of principal, premium, if any, or interest with respect to the LoTSsm;

•	make any deposit under the Guarantee for the purpose of defeasance of the LoTSsm; or

•	advance monies under the Guarantee to repurchase, redeem or otherwise retire any of the LoTSsm, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the senior indebtedness has been paid in full; or

•	the Parent Guarantor and the trustee receive written notice approving the payment from the representatives of each issue of designated senior indebtedness (as defined below).

       During the continuance of any senior indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any designated senior indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Parent Guarantor may not make payments under the Guarantee in respect of the LoTSsm for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by the Parent Guarantor and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any designated senior indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.
       Generally, “designated senior indebtedness” will include any issue of senior indebtedness of at least $100 million.
       The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the senior indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.
Unless the holders of the designated senior indebtedness shall have accelerated the maturity of the senior indebtedness, the Parent Guarantor may resume making payments under the Guarantee in respect of the LoTSsm after the expiration of the Payment Blockage Period.
       Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.
       After all senior indebtedness is paid in full and until the LoTSsm are paid in full, holders of the LoTSsm will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness.
       By reason of the subordination, in the event of the Parent Guarantor’s insolvency, its creditors who are holders of senior indebtedness, as well as certain of its general creditors, may recover more, ratably, than the holders of the LoTSsm will recover under the Guarantee.
       The term “senior indebtedness” as used in this section includes the Parent Guarantor’s obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated, issued under indentures or other similar instruments, and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes other than the Parent Guarantor’s obligations under the Guarantee;

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement or similar transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “senior indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor, but does not include the Parent Guarantor’s obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Parent Guarantor’s obligations under the Guarantee; and

•	indebtedness owed by the Parent Guarantor to its majority-owned subsidiaries.
       The obligations under the Guarantee will be structurally subordinated to all indebtedness and other liabilities of the Parent Guarantor’s subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by the Parent Guarantor of any payment on account of its status as an equity owner of such entity. Moreover, the Guarantee does not limit the Parent Guarantor or any of its subsidiaries or unconsolidated affiliates from incurring or issuing other secured or unsecured debt, including senior indebtedness. Accordingly, claimants under the Guarantee should look only to the Parent Guarantor and not to any of its subsidiaries or unconsolidated affiliates for payments under the Guarantee.
Agreement by Purchasers of Certain Tax Treatment
       Each registered holder and beneficial owner of the LoTSsm will, by accepting the LoTSsm or a beneficial interest therein, be deemed to have agreed that the holder intends that the LoTSsm constitute debt and will treat the LoTSsm as debt for United States federal, state and local tax purposes.
CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT
       We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document.
       We will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the LoTSsm, that we will not redeem or repurchase LoTSsm on or before                     , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we, Enterprise Parent or one of our or its subsidiaries receives a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the LoTSsm.
       Our covenants in the Replacement Capital Covenant run only to the benefit of holders of the designated series of our long-term indebtedness. The Replacement Capital Covenant is not intended for the benefit of holders of the LoTSsm and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture or the LoTSsm.
       Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase of the LoTSsm will depend on, among other things, the condition of our business and our financial condition, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

       The Replacement Capital Covenant may be terminated if the holders of at least a majority by principal amount of the then existing covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, and will terminate on                     , 2036 if not terminated earlier.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
       The following summary describes certain United States federal income tax considerations associated with the purchase, ownership and disposition of the LoTSsm by United States Holders (as defined below) and non-United States Holders (as defined below), as of the date of this prospectus supplement. Except where noted, this summary deals only with the LoTSsm held as capital assets by holders who acquired the LoTSsm upon their original issuance at their public offering price set forth on the cover of this prospectus supplement. Some holders (including banks, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, mutual funds, persons whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax, broker-dealers, persons that hold the LoTSsm as part of a straddle, hedge, conversion transaction or other integrated investment, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax) may be subject to special rules not discussed below. The discussion below does not address the effect of any state, local or foreign tax law.
       Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement. Because the foregoing are subject to change or differing interpretations, possibly on a retroactive basis, the United States federal income tax consequences of an investment in the LoTSsm may be different from those discussed below.
       A “United States Holder” of the LoTSsm means a holder that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
       A “non-United States holder” means a beneficial owner of the LoTSsm that is for United States federal income tax purposes:

•	an individual that is not a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) not created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust other than an estate or trust that is a United States Holder as defined above.
       If a partnership or other entity treated as a partnership for United States federal income tax purposes holds the LoTSsm, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding LoTSsm, you should consult your own tax advisor on this, as well as other issues.

       There is no clear authority addressing the United States federal income tax treatment of the LoTSsm. Accordingly, you should consult your tax advisor in determining the tax consequences to you of purchasing, holding and disposing of the LoTSsm, including the application to your particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, or other tax laws.
Classification of the LoTSsm
       In connection with the issuance of the LoTSsm, Bracewell & Giuliani LLP, special tax counsel to us, will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we make, the LoTSsm will be classified for United States federal income tax purposes upon issuance as indebtedness of Enterprise (although there is no clear authority directly on point). That opinion will not be binding on the IRS or any court. The determination of whether an instrument is indebtedness for United States federal income tax purposes is an inherently factual one, dependent on all the facts and circumstances, with no one factor being conclusive. The remainder of this discussion assumes that the classification of the LoTSsm as indebtedness of Enterprise will be respected for United States federal income tax purposes.
United States Holders
Interest Income and Original Issue Discount
       Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that the LoTSsm will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of LoTSsm should include in gross income that holder’s allocable share of interest on the LoTSsm in accordance with that holder’s method of tax accounting.
       Under applicable Treasury regulations, if the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the LoTSsm would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. In that case, all stated interest on the LoTSsm thereafter would be treated as OID as long as the LoTSsm remained outstanding. Accordingly, all of a United States Holder’s taxable interest income relating to the LoTSsm would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of that holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, such a holder of LoTSsm would be required to include OID in gross income even though we will not make actual payments on the LoTSsm during a deferral period.
       No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.
       If the IRS were to challenge successfully the classification of the LoTSsm as indebtedness, payments on the LoTSsm likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such case, United States Holders of the LoTSsm that are employee benefit plans, and most other organizations exempt from United States federal income tax including individual retirement accounts and other retirement plans, could be subject to United States federal income tax on their income with respect to the LoTSsm as unrelated business taxable income.
Sale, Exchange, Redemption or Retirement of the LoTSSM
       Upon sale, exchange, redemption or retirement of the LoTSsm, a United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the LoTSsm and the amount realized on the sale, exchange, redemption or retirement of the LoTSsm. Assuming that we do not exercise our option to defer payment of interest on the LoTSsm and that the LoTSsm are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the LoTSsm generally will be that holder’s initial purchase price. If the LoTSsm are deemed to be issued with OID, a United States Holder’s adjusted tax basis in the LoTSsm generally will be its initial purchase price, increased by OID previously includible in that holder’s gross income to the date of disposition and decreased by distributions or other payments received on the LoTSsm since and including the date that the LoTSsm were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the LoTSsm required to be included in income, and generally will be a long-term capital gain or loss if the LoTSsm have been held for more than one year. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.
Information Reporting and Backup Withholding
       Generally, interest on the LoTSsm will be subject to information reporting on Internal Revenue Service Form 1099-INT or, if interest on the LoTSsm constitutes OID as discussed above under “— United States Holders — Interest Income and Original Issue Discount,” on Internal Revenue Service Form 1099-OID. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders also may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the LoTSsm. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability, so long as the required information is timely furnished to the IRS.
Non-United States Holders
       No withholding of United States federal income tax will apply to interest paid on LoTSsm to a non-United States Holder under the “portfolio interest exemption,” so long as:

•	the interest is not effectively connected with the non-United States Holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10% or more of the capital or profits interests in us;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the non-United States Holder is not a bank that acquired the LoTSsm in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the non-United States Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-United States Holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN).
       If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the LoTSsm (including payments in respect of OID, if any, on the LoTSsm) made to a non-United States Holder should be subject to a 30% United States federal withholding tax, unless that non-United States Holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-United States Holder’s conduct of a trade or business in the United States.

       If a non-United States Holder is engaged in a trade or business in the United States (or, if an applicable United States income tax treaty applies, if the non-United States Holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if an applicable United States income tax treaty applies, a lower rate as provided) branch profits tax.
       Any gain realized on the sale, exchange, redemption or retirement of the LoTSsm generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
       In general, backup withholding and information reporting will not apply to interest paid on the LoTSsm to a non-United States Holder, or to proceeds from the sale, exchange, redemption or retirement of the LoTSsm by a non-United States Holder, in each case, if the non-United States Holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge (or reason to know) to the contrary. Any amounts withheld under the backup withholding rules will entitle such non-United States Holder to a credit against United States federal income tax liability and may entitle such non-United States Holder to a refund, so long as the required information is timely and properly furnished to the IRS. In general, if LoTSsm are not held through a qualified intermediary, the amount of payments made on such LoTSsm, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.
       Non-United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
       If the IRS were to challenge successfully the classification of the LoTSsm as indebtedness, payments on the LoTSsm likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such case, non-United States Holders of the LoTSsm would be treated as engaged in a trade or business within the United States, be required to file a United States federal income tax return and pay taxes on their share of our income or gain and be subject to withholding.
       THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE LoTSsm, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
CERTAIN ERISA CONSIDERATIONS
       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan subject to Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan or plan subject to any state or local law or other restrictions materially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each, a “Plan”), should consider the fiduciary standards of ERISA or Similar Law in the context of such a Plan’s particular circumstances before authorizing an investment in the LoTSsm. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the plan and whether the investment is appropriate for the plan in view of its overall investment policy and diversification of its portfolio. The LoTSsm may not be sold to any Plan unless either (i) the purchase and holding of the LoTSsm would not be a transaction prohibited under Section 406 of ERISA, Section 4975 of the Code, and Similar Law or (ii) one of the following Prohibited Transaction Class Exemptions (“PTCE”) issued by the U.S. Department of Labor (or a materially similar exemption or exception under Similar Law) applies to the purchase, holding and disposition of the LoTSsm:

•	PTCE 96-23 for transactions determined by in-house asset managers;

•	PTCE 95-60 for transactions involving insurance company general accounts;

•	PTCE 91-38 for transactions involving bank collective investment funds;

•	PTCE 90-1 for transactions involving insurance company separate accounts; or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.
       Any purchaser of the LoTSsm or any interest therein will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such LoTSsm through and including the date of disposition of such LoTSsm that either:
       (a) Plan assets under ERISA and the regulations issued thereunder, or under any Similar Law, are not being used to acquire the LoTSsm; or
       (b) Plan assets as so defined are being used to acquire LoTSsm but the purchase, holding and disposition of the LoTSsm, either (1) are not and will not be a “prohibited transaction” within the meaning of ERISA, the Code or Similar Law or (2) are and will be an exempt prohibited transaction by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.
       The discussion set forth above is general in nature and is not intended to be complete. In addition, such discussion assumes that the LoTSsm will constitute indebtedness as opposed to “equity” interests under the U.S. Department of Labor’s Plan asset regulations or Similar Law. Although such characterization of the LoTSsm would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, it is important that any person considering the purchase of LoTSsm with Plan assets consult with its counsel regarding the consequences under ERISA, the Code or other Similar Law, of the acquisition and ownership of LoTSsm. The sale of the LoTSsm to a Plan is in no respect a representation by us or the underwriters that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING
       We and the underwriters named below have entered into an underwriting agreement, dated July      , 2006, with respect to the LoTSsm. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of LoTSsm set forth opposite its name in the following table. Wachovia Capital Markets, LLC and Lehman Brothers Inc. are the representatives of the underwriters.

Principal Amount
Underwriters	of LoTSsm

Wachovia Capital Markets, LLC
Lehman Brothers Inc.
UBS Securities LLC

Total
       The underwriters are committed to take and pay for all of the LoTSsm being offered, if any are taken.
       We will pay as compensation to the underwriters discounts and commissions in the following amounts for the account of the underwriters.

Paid by
Enterprise Products
Operating L.P.

Per LoTSsm	$
Total	$
       The LoTSsm sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any LoTSsm sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $           per LoTSsm. If all the LoTSsm are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
       The LoTSsm are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the LoTSsm but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the LoTSsm.
       In connection with this offering, the underwriters may purchase and sell the LoTSsm in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of LoTSsm than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of LoTSsm made by the underwriters in the open market prior to the completion of this offering.
       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased LoTSsm sold by or for the account of such underwriter in stabilizing or short covering transactions.
       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the LoTSsm, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the LoTSsm. As a result, the price of the LoTSsm may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.
       We estimate that our total out-of-pocket expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          .

       We have agreed to indemnify the underwriters against certain liabilities including liabilities under the Securities Act.
       Any offerings of LoTSsm will be conducted in accordance with the provisions of Rule 2810 of the NASD Rules of Fair Conduct or any successor provision.
       In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.
       From time to time the underwriters engage in transactions with us in the ordinary course of business. The underwriters have performed investment banking services for us in the last two years and have received fees for these services.
VALIDITY OF SECURITIES
       Bracewell & Giuliani LLP, Houston, Texas, will pass on the validity of the LoTSsm, the guarantee and certain federal income tax matters related to the LoTSsm. Certain legal matters with respect to the LoTSsm will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.
EXPERTS
       The (1) consolidated financial statements and the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2005, and (2) the balance sheet of Enterprise Products GP, LLC as of December 31, 2005, incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
       Enterprise Parent files annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any document Enterprise Parent files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Enterprise Parent’s filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by Enterprise Parent can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.
       The Commission allows Enterprise Parent to incorporate by reference into this prospectus supplement and the accompanying prospectus the information Enterprise Parent files with it, which means that Enterprise Parent can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that Enterprise Parent files with the Commission will automatically update and supersede this information. Enterprise Parent incorporates by reference the documents listed below and any future filings it makes with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of

1934 until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2006; and

•	Current Reports on Form 8-K filed with the Commission on February 16, 2006, February 17, 2006, February 27, 2006, March 3, 2006, June 26, 2006 and June 26, 2006.
FORWARD-LOOKING STATEMENTS
       This prospectus supplement and some of the documents we have incorporated herein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement or the documents we have incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.
       Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.
       You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement and in the accompanying prospectus and in Enterprise Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on February 27, 2006.

PROSPECTUS
Enterprise Products Partners L.P.
Enterprise Products Operating L.P.

COMMON UNITS
DEBT SECURITIES

        We may offer up to $4,000,000,000 of the following securities under this prospectus:

•	common units representing limited partner interests in Enterprise Products Partners L.P.; and

•	debt securities of Enterprise Products Operating L.P., which will be guaranteed by its parent company, Enterprise Products Partners L.P.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.
      In addition, up to 41,000,000 common units may be offered from time to time by the selling unitholders named herein. Specific terms of certain offerings by such selling unitholders may be specified in a prospectus supplement to this prospectus. We will not receive proceeds of any sale of common units by any such selling unitholders unless otherwise indicated in a prospectus supplement. For a more detailed discussion of selling unitholders, please read “Selling Unitholders.”
      Our common units are listed on the New York Stock Exchange under the trading symbol “EPD.”

      Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.
       Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” beginning on page 3 for a discussion of important risks you should consider before investing on our securities.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is March 23, 2005.

ABOUT THIS PROSPECTUS	iv
OUR COMPANY	1
RISK FACTORS	3
Risks Related to Our Business	3
Changes in the prices of hydrocarbon products may materially adversely affect our results of operations, cash flows and financial condition	3
A decline in the volume of natural gas, NGLs and crude oil delivered to our facilities could adversely affect our results of operations, cash flows and financial condition	3
A reduction in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect our results of operations, cash flows and financial position	4
We face competition from third parties in our midstream businesses	4
Our debt level may limit our future financial and operating flexibility	5
We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for qualified assets	5
Our growth strategy may adversely affect our results of operations if we do not successfully integrate the businesses that we acquire, including GulfTerra, or if we substantially increase our indebtedness and contingent liabilities to make acquisitions	6
Our operating cash flows from our capital projects may not be immediate	6
Our actual construction, development and acquisition costs could exceed forecasted amounts	7
We may be unable to cause our joint ventures to take or not to take certain actions unless some or all of our joint venture participants agree	7
The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to satisfy our obligations and to make cash distributions to our unitholders	7
A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow	7
An impairment of goodwill could reduce our earnings	8
Increases in interest rates could adversely affect our business and may cause the market price of our common units to decline	8
The use of derivative financial instruments could result in material financial losses by us	8
Our pipeline integrity program may impose significant costs and liabilities on us	9
Environmental costs and liabilities and changing environmental regulation could materially affect our cash flow	9
Federal, state or local regulatory measures could materially adversely affect our business	9
Terrorist attacks aimed at our facilities could adversely affect our business	11
Risks Related to Our Common Units as a Result of Our Partnership Structure	11
We may not have sufficient cash from operations to pay distributions at the current level following establishment of cash reserves and payments of fees and expenses, including payments to our general partner	11
We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future	11
Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to holders of common units	12
Our general partner and its affiliates have limited fiduciary responsibilities and conflicts of interest with respect to our partnership	12
Even if unitholders are dissatisfied, they cannot easily remove our general partner	12
We may issue additional common units without the approval of common unitholders, which would dilute their existing ownership interests	13

TABLE OF CONTENTS — (Continued)

Our general partner has a limited call right that may require common unitholders to sell their units at an undesirable time or price	13
Common unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business	13
A large number of our outstanding common units may be sold in the market, which may depress the market price of our common units	14
Tax Risks to Common Unitholders	14
The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to common unitholders	14
A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units, and the costs of any contests will be borne by our unitholders and our general partner	14
Common unitholders may be required to pay taxes even if they do not receive any cash distributions	15
Tax gain or loss on the disposition of common units could be different than expected	15
Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them	15
We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units	15
Common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units	15
USE OF PROCEEDS	16
RATIO OF EARNINGS TO FIXED CHARGES	16
DESCRIPTION OF DEBT SECURITIES	16
General	17
Guarantee	18
Certain Covenants	18
Events of Default	22
Amendments and Waivers	23
Defeasance and Discharge	25
Subordination	26
Book-Entry System	27
Limitations on Issuance of Bearer Securities	29
No Recourse Against General Partner	30
Concerning the Trustee	30
Governing Law	30
DESCRIPTION OF OUR COMMON UNITS	30
Meetings/ Voting	31
Status as Limited Partner or Assignee	31
Limited Liability	31
Reports and Records	32
CASH DISTRIBUTION POLICY	32
Distributions of Available Cash	32
Operating Surplus and Capital Surplus	33
Distributions of Available Cash from Operating Surplus	34
Incentive Distributions	34
Distributions from Capital Surplus	34

TABLE OF CONTENTS — (Continued)
      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.
      “Our,” “we,” “us” and “Enterprise” as used in this prospectus refer to Enterprise Products Partners L.P. and Enterprise Products Operating L.P. and their wholly owned subsidiaries. “GulfTerra” as used in this prospectus supplement refers to Enterprise GTM Holdings L.P. (formerly known as GulfTerra Energy Partners, L.P.) and its wholly owned subsidiaries.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $4,000,000,000 of our securities and the selling unitholders may offer from time to time up to 41,000,000 of their common units. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The selling unitholders may offer common units pursuant to this prospectus or may provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus and any attached prospectus supplement before you invest in our securities.

OUR COMPANY
      We are a publicly traded limited partnership that was formed in April 1998 to acquire, own, and operate all of the NGL processing and distribution assets of EPCO, Inc., or EPCO, formerly known as Enterprise Products Company. We conduct all of our business through our 100% owned subsidiary, Enterprise Products Operating L.P. (our “Operating Partnership”) and its subsidiaries and joint ventures. Our general partner, Enterprise Products GP, LLC, owns a 2% interest in us.
      We are a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, and crude oil, and we are an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. We have the only integrated North American midstream network, which includes natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; and crude oil transportation and offshore production platform services. Our midstream network links producers of natural gas, NGLs and crude oil from the largest supply basins in the United States, Canada and the Gulf of Mexico with the largest consumers and international markets. NGLs are used by the petrochemical and refining industries to produce plastics, motor gasoline and other industrial and consumer products and also are used as residential, agricultural and industrial fuels. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our midstream energy “value chain.”
      Our midstream energy services include:

•	gathering and transportation of raw natural gas from both onshore and offshore Gulf of Mexico developments;

•	gathering and transportation of crude oil from offshore Gulf of Mexico developments;

•	offshore production platform services;

•	processing of raw natural gas into a marketable product that meets industry quality specifications by removing mixed NGLs and impurities;

•	purchase of natural gas for resale to our industrial, utility and municipal customers;

•	transportation of mixed NGLs to fractionation facilities by pipeline;

•	fractionation (or separation) of mixed NGLs produced as by-products of crude oil refining and natural gas production into component NGL products: ethane, propane, isobutane, normal butane and natural gasoline;

•	transportation of NGL products to end-users by pipeline, railcar and truck;

•	import and export of NGL products and petrochemical products through our dock facilities;

•	fractionation of refinery-sourced propane/propylene mix into high-purity propylene, propane and mixed butane;

•	transportation of high-purity propylene to end-users by pipeline;

•	storage of natural gas, mixed NGLs, NGL products and petrochemical products;

•	conversion of normal butane to isobutane through the process of isomerization;

•	production of high-octane additives for motor gasoline from isobutane; and

•	sale of NGLs and petrochemical products we produce and/or purchase for resale.
      In addition to our current strategic position in the Gulf of Mexico, we have access to major natural gas and NGL supply basins throughout the United States and Canada, including the Rocky Mountains, the San Juan and Permian basins, the Mid-Continent region and, through third-party pipeline connections, north into Canada’s Western Sedimentary basin. Our system of assets in the Gulf Coast region of the

United States, combined with our Mid-America and Seminole pipeline systems, create the only integrated North American midstream network.
      Certain of our facilities are owned jointly by us and other industry partners, either through co-ownership arrangements or joint ventures. Some of our jointly owned facilities are operated by other owners.
      We do not have any employees. All of our management, administrative and operating functions are performed by employees of EPCO, our ultimate parent company, pursuant to the Administrative Services Agreement. For a discussion of the Administrative Services Agreement, please read Item 13 of our latest Annual Report on Form 10-K.
      Our principal executive offices are located at 2727 North Loop West, Houston, Texas 77008-1038, and our telephone number is (713) 880-6500.

RISK FACTORS
      An investment in our securities involves risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus and any prospectus supplement in evaluating an investment in our securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and the other information included in, or incorporated by reference into, this prospectus. If any of these risks occur, our business, financial condition or results of operations could be adversely affected.
Risks Related to Our Business

Changes in the prices of hydrocarbon products may materially adversely affect our results of operations, cash flows and financial condition.
      We operate predominantly in the midstream energy sector which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and crude oil. As such, our results of operations, cash flows and financial condition may be materially adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products. In general terms, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	the availability of transportation systems with adequate capacity;

•	the availability of competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and NGLs; and

•	conservation and the extent of governmental regulation of production and the overall economic environment.
      We are also exposed to natural gas and NGL commodity price risk under natural gas processing and gathering and NGL fractionation contracts that provide for our fee to be calculated based on a regional natural gas or NGL price index or to be paid in-kind by taking title to natural gas or NGLs. A decrease in natural gas and NGL prices can result in lower margins from these contracts, which may materially adversely affect our results of operations, cash flows and financial position.

A decline in the volume of natural gas, NGLs and crude oil delivered to our facilities could adversely affect our results of operations, cash flows and financial condition.
      Our profitability could be materially impacted by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by our facilities.
      The crude oil, natural gas and NGLs available to our facilities will be derived from reserves produced from existing wells, which reserves naturally decline over time. To offset this natural decline, our facilities will need access to additional reserves. Additionally, some of our facilities will be dependent on reserves that are expected to be produced from newly discovered properties that are currently being developed.

      Exploration and development of new oil and natural gas reserves is capital intensive, particularly offshore in the Gulf of Mexico. Many economic and business factors are out of our control and can adversely affect the decision by producers to explore for and develop new reserves. These factors could include relatively low oil and natural gas prices, cost and availability of equipment, regulatory changes, capital budget limitations or the lack of available capital. For example, a sustained decline in the price of natural gas and crude oil could result in a decrease in natural gas and crude oil exploration and development activities in the regions where our facilities are located. This could result in a decrease in volumes to our offshore platforms, natural gas processing plants, natural gas, crude oil and NGL pipelines, and NGL fractionators which would have a material adverse affect on our results of operations, cash flows and financial position. Additional reserves, if discovered, may not be developed in the near future or at all.

A reduction in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect our results of operations, cash flows and financial position.
      A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could materially adversely affect our results of operations, cash flows and financial position. For example:
      Ethane. If natural gas prices increase significantly in relation to ethane prices, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale.
      Propane. The demand for propane as a heating fuel is significantly affected by weather conditions. Unusually warm winters could cause the demand for propane to decline significantly and could cause a significant decline in the volumes of propane that the combined company transports.
      Isobutane. Any reduction in demand for motor gasoline additives may reduce demand for isobutane. During periods in which the difference in market prices between isobutane and normal butane is low or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane could be reduced.
      Propylene. Any downturn in the domestic or international economy could cause reduced demand for propylene, which could cause a reduction in the volumes of propylene that we produce and expose our investment in inventories of propane/ propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

We face competition from third parties in our midstream businesses.
      Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we may not be chosen by the producers in these areas to gather, transport, process, fractionate, store or otherwise handle the hydrocarbons that are produced. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

•	geographic proximity to the production;

•	costs of connection;

•	available capacity;

•	rates; and

•	access to markets.

Our debt level may limit our future financial and operating flexibility.
      As of December 31, 2004, we had approximately $4.3 billion of consolidated debt outstanding. The amount of our debt could have significant effects on our future operations, including, among other things:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions on our common units and capital expenditures;

•	credit rating agencies may view our debt level negatively;

•	covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.
      Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. Our revolving credit facilities, however, restrict our ability to incur additional debt, though any debt we may incur in compliance with these restrictions may still be substantial.
      Our multi-year revolving credit facility and the indentures governing our public debt contain conventional financial covenants and other restrictions. A breach of any of these restrictions by us could permit the lenders to declare all amounts outstanding under those debt agreements to be immediately due and payable and, in the case of the credit facility, to terminate all commitments to extend further credit.
      Our ability to access the capital markets to raise capital on favorable terms will be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and impossible to control. Moreover, if the rating agencies were to downgrade our corporate credit, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our common units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term securities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and our ability to pay cash distributions at expected rates.

We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for qualified assets.
      Our strategy contemplates growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversify our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, potential joint ventures, stand alone projects or other transactions that we believe will present opportunities to realize synergies, expand our role in the energy infrastructure business and increase our market position.

      We may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to develop or acquire accretive assets. We may not be able to raise the necessary funds on satisfactory terms, if at all.
      In addition, we are experiencing increased competition for the assets we purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in our losing to other bidders more often or acquiring assets at higher prices. Either occurrence would limit our ability to fully execute our growth strategy. Our inability to execute our growth strategy may materially adversely impact the market price of our securities.

Our growth strategy may adversely affect our results of operations if we do not successfully integrate the businesses that we acquire, including GulfTerra, or if we substantially increase our indebtedness and contingent liabilities to make acquisitions.
      Our growth strategy includes making accretive acquisitions. As a result, from time to time, we will evaluate and acquire assets and businesses that we believe complement our existing operations. Similar to the risks associated with integrating our operations with GulfTerra’s operations, we may be unable to integrate successfully businesses we acquire in the future. We may incur substantial expenses or encounter delays or other problems in connection with our growth strategy that could negatively impact our results of operations, cash flows and financial condition. Moreover, acquisitions and business expansions involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

•	establishing the internal controls and procedures that we are required to maintain under the Sarbanes-Oxley Act of 2002;

•	managing relationships with new joint venture partners with whom we have not previously partnered;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.
      If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, our capitalization and results of operations may change significantly following an acquisition. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our business. In addition, any anticipated benefits of a material acquisition, such as expected cost savings, may not be fully realized, if at all.

Our operating cash flows from our capital projects may not be immediate.
      We are engaged in several capital expansion projects and “greenfield” projects for which significant capital has been expended, and our operating cash flow from a particular project may not increase immediately following its completion. For instance, if we build a new pipeline or platform or expand an existing facility, the design, construction, development and installation may occur over an extended period of time, and we may not receive any material increase in operating cash flow from that project until after it is placed in service. If we experience unanticipated or extended delays in generating operating cash flow from these projects, we may be required to reduce or reprioritize our capital budget, sell non-core assets, access the capital markets or decrease distributions to unitholders in order to meet our capital requirements.

Our actual construction, development and acquisition costs could exceed forecasted amounts.
      We will have significant expenditures for the development, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk, and if a problem occurs, the solution, if one exists, may be very expensive and time consuming. We may not be able to complete our projects, whether in deepwater or otherwise, at the costs estimated at the time of initiation.

We may be unable to cause our joint ventures to take or not to take certain actions unless some or all of our joint venture participants agree.
      We participate in several joint ventures. Due to the nature of some of these joint ventures, each participant in each of these joint ventures has made substantial investments in the joint venture and, accordingly, has required that the relevant organizational documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, we may be unable to cause any of our joint ventures to take or not to take certain actions, even though those actions may be in the best interest of us or the particular joint venture.
      Moreover, any joint venture owner may sell, transfer or otherwise modify its ownership interest in a joint venture, whether in a transaction involving third parties or the other joint venture owners. Any such transaction could result in our partnering with different or additional parties.

The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to satisfy our obligations and to make cash distributions to our unitholders.
      We are a holding company with no business operations. Our only significant assets are the equity interests we own in our subsidiaries and joint ventures. As a result, we depend upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us in order to meet our obligations and to allow us to make distributions to our unitholders.
      In addition, the management committees of the joint ventures in which we participate typically have sole discretion regarding the occurrence and amount of distributions. Some of the joint ventures in which we participate have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants may limit or restrict the joint venture’s ability to make distributions to us under certain circumstances. Accordingly, our joint ventures may be unable to make distributions to us at current levels or at all.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow.
      Some of our operations involve risks of personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. We also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of our operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.

      If one or more facilities that are owned by us or that deliver oil, natural gas or other products to us are damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of the storage contracts that we are a party to obligate us to indemnify our customers for any damage or injury occurring during the period in which the customers’ natural gas is in our possession. Any event that interrupts the fees generated by our energy infrastructure assets, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying our interest obligations as well as unitholder distributions and, accordingly, adversely affect the market price of our securities.
      We believe that we maintain adequate insurance coverage, although insurance will not cover many types of interruptions that might occur. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

An impairment of goodwill could reduce our earnings.
      We had recorded $445.9 million of goodwill and $961.9 million of intangible assets on our consolidated balance sheet as of September 30, 2004. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP will require us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ equity and balance sheet leverage as measured by debt to total capitalization.

Increases in interest rates could adversely affect our business and may cause the market price of our common units to decline.
      In addition to our exposure to commodity prices, we have significant exposure to increases in interest rates. As of December 31, 2004, we had approximately $4.3 billion of consolidated debt, of which approximately $2.9 billion was at fixed interest rates and approximately $1.4 billion was at variable interest rates, after giving effect to existing interest swap arrangements. We may from time to time enter into additional interest rate swap arrangements, which could increase our exposure to variable interest rates. As a result, our results of operations, cash flows and financial condition, could be materially adversely affected by significant increases in interest rates.
      An increase in interest rates may also cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

The use of derivative financial instruments could result in material financial losses by us.
      We historically have sought to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time. To the extent that we hedge our commodity price and interest rate exposures, we will forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor. In addition, even though monitored by management, hedging activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is imperfect, or hedging policies and procedures are not followed.

Our pipeline integrity program may impose significant costs and liabilities on us.
      In December 2003, the U.S. Department of Transportation issued a final rule (effective as of February 14, 2004) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the outcome of this rule on us. However, we will continue our pipeline integrity testing programs, which are intended to assess and maintain the integrity of our pipelines. While the costs associated with the pipeline integrity testing itself are not large, the results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

Environmental costs and liabilities and changing environmental regulation could materially affect our cash flow.
      Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including substantial fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance.
      We will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, our operations have some risk of environmental costs and liabilities because we handle petroleum products.

Federal, state or local regulatory measures could materially adversely affect our business.
      The Federal Energy Regulatory Commission, or FERC, regulates our interstate natural gas pipelines, interstate natural gas storage facilities and interstate NGL and petrochemical pipelines, while state regulatory agencies regulate our intrastate natural gas and NGL pipelines, intrastate storage facilities and gathering lines. This federal and state regulation extends to such matters as:

•	rate structures;

•	rates of return on equity;

•	recovery of costs;

•	the services that our regulated assets are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.
      Our latest Annual Report on Form 10-K, which is incorporated by reference into this prospectus, contains a general overview of FERC and state regulation applicable to our energy infrastructure assets. This regulatory oversight can affect certain aspects of our business and the market for our products and could materially adversely affect our cash flow. Please read “Business and Properties — Regulation and Environmental Matters” in our latest Annual Report on Form 10-K.

      Under the Natural Gas Act, FERC has authority to regulate our natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the acquisition, extension, disposition or abandonment of facilities, the maintenance of accounts and records, the initiation and discontinuation of services, and various other matters. Pursuant to FERC’s jurisdiction over interstate gas pipeline rates, existing pipeline rates may be challenged by customer complaint or by the FERC and proposed rate increases may be challenged by protest.
      For example, in December 2002, High Island Offshore System, L.L.C., or HIOS, an interstate natural gas pipeline owned by us, filed a rate case pursuant to Section 4 of the Natural Gas Act before FERC to increase its transportation rates. FERC accepted HIOS’ tariff sheets implementing the new rates, subject to refund, and set certain issues for hearing before an Administrative Law Judge, or ALJ. The ALJ issued an initial decision on the issues set for hearing on April 22, 2004, proposing rates lower than the rate initially proposed by HIOS. In response to the ALJ’s initial decision, HIOS filed, on August 5, 2004, a settlement agreement whereby HIOS proposed to implement its rates in effect prior to this proceeding for a prospective three-year period.
      On January 24, 2005, FERC issued an order rejecting HIOS’s settlement offer and generally affirming the ALJ’s initial decision, resulting in rates significantly lower than the rate proposed in HIOS’ settlement offer. FERC’s January 24 order may be subject to requests for rehearing and appeal to federal court. We are not able to predict the outcome of the HIOS proceeding, but an adverse outcome in this proceeding or any other rate case proceedings to which we may be a party in the future could adversely affect our results of operations, cash flows and financial position.
      FERC also has authority under the Interstate Commerce Act, or ICA, to regulate the rates, terms, and conditions applied to our interstate pipelines engaged in the transportation of NGLs and petrochemicals (commonly known as “oil pipelines”). Pursuant to the ICA, oil pipeline rates can be challenged at FERC either by protest, when they are initially filed or increased, or by complaint at any time they remain on file with the jurisdictional agency.
      We have interests in natural gas pipeline facilities offshore from Texas and Louisiana. These facilities are subject to regulation by FERC and other federal agencies, including the Department of Interior, under the Outer Continental Shelf Lands Act, and by the Department of Transportation’s Office of Pipeline Safety under the Natural Gas Pipeline Safety Act.
      Our intrastate NGL and natural gas pipelines are subject to regulation in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas. We also have natural gas underground storage facilities in Louisiana, Mississippi and Texas. Some of our intrastate natural gas pipelines and storage facilities are subject to regulation by the FERC pursuant to Section 311 of the Natural Gas Policy Act, or NGPA. Although state regulation is typically less onerous than at FERC, proposed and existing rates subject to state regulation are also subject to challenge by protest and complaint, respectively.
      On July 20, 2004, the United States Court of Appeals for the District of Columbia Circuit issued its opinion in BP West Coast Products, LLC v. FERC, which upheld FERC’s determination that SFPP’s rates were grandfathered rates under the Energy Policy Act and that SFPP’s shippers had not demonstrated substantially changed circumstances that would justify modification of those rates. The court also stated that FERC had not provided reasonable decision-making in support of its Lakehead policy. In Lakehead, the FERC allowed a regulated entity organized as a master limited partnership to include in its cost of service an income tax allowance to the extent that its unitholders were corporations subject to income tax. The court remanded the issue of the appropriate income tax allowance for a pipeline owned by a master limited partnership and the issue of whether SFPP’s revised cost of service without the tax allowance would qualify as a substantially changed circumstance that would justify modification of SFPP’s rates. Because the court remanded to the FERC and because the FERC’s ruling will focus on the facts and record presented to it, it is not clear what impact, if any, the opinion will have on our rates or on the rates of other FERC-jurisdictional pipelines organized as tax pass-through entities. On December 2, 2004, the FERC issued a Notice of Inquiry in Docket No. PL05-5 suggesting that BP West Coast may not be limited to the specific facts. Specifically, FERC requested comments regarding whether the court’s opinion should apply only to the specific facts of that case, or whether it should apply more broadly, and, if the latter, what effect that ruling might have on energy infrastructure investments. It is not clear what action the FERC will take in response to BP West Coast after considering comments filed, to what extent such action will be challenged and, if so, whether it will withstand further FERC or judicial review.
      Parties could challenge the rates of our common carrier interstate liquid pipelines and our interstate natural gas pipelines and argue that the rationale in the BP West Coast decision, regarding tax allowances, should be applied. While it is possible that party might challenge these rates, it is not possible to predict the likelihood that such a challenge would succeed at the FERC.

Terrorist attacks aimed at our facilities could adversely affect our business.
      Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business. An escalation of political tensions in the Middle East and elsewhere, such as the recent commencement of United States military action in Iraq, could result in increased volatility in the world’s energy markets and result in a material adverse effect on our business.
Risks Related to Our Common Units as a Result of Our Partnership Structure

We may not have sufficient cash from operations to pay distributions at the current level following establishment of cash reserves and payments of fees and expenses, including payments to our general partner.
      Because distributions on our common units are dependent on the amount of cash we generate, distributions may fluctuate based on our performance. We cannot guarantee that we will continue to pay distributions at the current level each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of our general partner. These factors include but are not limited to the following:

•	the level of our operating costs;

•	the level of competition in our business segments;

•	prevailing economic conditions;

•	the level of capital expenditures we make;

•	the restrictions contained in our debt agreements and our debt service requirements;

•	fluctuations in our working capital needs;

•	the cost of acquisitions, if any; and

•	the amount, if any, of cash reserves established by our general partner, in its discretion.
      In addition, you should be aware that our ability to pay the minimum quarterly distribution each quarter depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and we may not make distributions during periods when we record net income.

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.
      Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our common units may decrease in direct correlation with decreases in the amount we distribute per common unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to holders of common units.
      Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to holders of common units. Our general partner has sole discretion to determine the amount of these expenses, subject to an annual limit. In addition, our general partner and its affiliates may provide us other services for which we will be charged fees as determined by our general partner.

Our general partner and its affiliates have limited fiduciary responsibilities and conflicts of interest with respect to our partnership.
      The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its members. At the same time, our general partner has duties to manage our partnership in a manner that is beneficial to us. Therefore, our general partner’s duties to us may conflict with the duties of its officers and directors to its members.
      Such conflicts may include, among others, the following:

•	decisions of our general partner regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and the general partner;

•	under our partnership agreement, our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our general partner is allowed to take into account the interests of parties other than us, such as EPCO, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to unitholders;

•	affiliates of our general partner may compete with us in certain circumstances;

•	our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	we do not have any employees and we rely solely on employees of the general partner and its affiliates; and

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make incentive distributions.

Even if unitholders are dissatisfied, they cannot easily remove our general partner.
      Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or the directors of the general partner and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis.

      Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner without its consent. Our general partner may not be removed except upon the vote of the holders of at least 64% of the outstanding units voting together as a single class. Because affiliates of our general partner own more than 36% of our outstanding units, the general partner currently cannot be removed without the consent of the general partner and its affiliates.
      Unitholders’ voting rights are further restricted by the partnership agreement provision stating that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.
      As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

We may issue additional common units without the approval of common unitholders, which would dilute their existing ownership interests.
      The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	the proportionate ownership interest of common unitholders in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Our general partner has a limited call right that may require common unitholders to sell their units at an undesirable time or price.
      If at any time our general partner and its affiliates own 85% more of the common units then outstanding, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, common unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units. Under our partnership agreement, Shell is not deemed to be an affiliate of our general partner for purposes of this limited call right.

Common unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business.
      Under Delaware law, common unitholders could be held liable for our obligations to the same extent as a general partner if a court determined that the right of limited partners to remove our general partner or to take other action under the partnership agreement constituted participation in the “control” of our business.
      Under Delaware law, the general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.
      In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a limited partner may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

A large number of our outstanding common units may be sold in the market, which may depress the market price of our common units.
      Sales of a substantial number of our common units in the public market could cause the market price of our common units to decline. As of March 1, 2005, a total of approximately 381.3 million of our common units were outstanding. Shell owns 36,572,122 of our common units, representing approximately 9.6% of our outstanding common units at March 1, 2005, and has publicly announced its intention to reduce its holdings of our common units on an orderly schedule over a period of years, taking into account market conditions. Under a registration rights agreement, we are obligated, subject to certain limitations and conditions, to register the common units held by Shell for resale. All of the common units held by Shell are registered for resale under the registration statement of which this prospectus is a part. Please read “Selling Unitholders” and “Plan of Distribution — Distribution by Selling Unitholders.”
      Sales of a substantial number of these common units in the trading markets, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could reduce the market price of our outstanding common units. In addition, these sales, or the possibility that these sales may occur, could make it more difficult for us to sell our common units in the future.
Tax Risks to Common Unitholders
      You are urged to read “Material Tax Consequences” beginning on page 41 for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to common unitholders.
      The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter.
      If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of the common units.
      A change in current law or a change in our business could cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units, and the costs of any contests will be borne by our unitholders and our general partner.
      We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in the accompanying prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

Common unitholders may be required to pay taxes even if they do not receive any cash distributions.
      Common unitholders will be required to pay federal income taxes and, in some cases, state, local and foreign income taxes on their share of our taxable income even if they do not receive any cash distributions from us. They may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from their share of our taxable income.

Tax gain or loss on the disposition of common units could be different than expected.
      If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.
      Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.
      Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a common unitholder. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the common unitholder’s tax returns.

Common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.
      In addition to federal income taxes, common unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which they do not reside. Common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property. Further, they may be subject to penalties for failure to comply with those requirements. It is the responsibility of the common unitholder to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.
USE OF PROCEEDS
      We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.
      We will not receive any proceeds from any sale of common units by any selling unitholders unless otherwise indicated in a prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratios of earnings to fixed charges for Enterprise Products Partners for each of the periods indicated are as follows:

Year Ended December 31,					Nine Months Ended
					September 30,
1999	2000	2001	2002	2003	2004

5.8	6.4	5.1	2.1	2.0	2.5
      For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items:

•	pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus distributed income of equity investees;

•	less capitalized interest; and

•	less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.
      The term “fixed charges” means the sum of the following:

•	interest expense and capitalized , including amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expenses.
DESCRIPTION OF DEBT SECURITIES
      In this Description of Debt Securities references to the “Issuer” mean only Enterprise Products Operating L.P. and not its subsidiaries. References to the “Guarantor” mean only Enterprise Products Partners L.P. and not its subsidiaries. References to “we” and “us” mean the Issuer and the Guarantor collectively.
      The debt securities will be issued under an Indenture dated as of October  4, 2004 (the “Indenture”), among the Issuer, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture

Act”). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.
      This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.
General
      The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See “— Subordination.”
      A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers’ certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.
      The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

•	Bearer Securities;

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.
      At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.
      Registered Securities may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee or the Trustee’s agent in New York City indicated in the applicable prospectus supplement, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.
      Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.
Guarantee
      The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.
Certain Covenants
      Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.
      Limitations on Liens. The Indenture provides that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing, either directly or through ownership in another Subsidiary, any Principal Property (a “Restricted Subsidiary”), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money (“debt”) of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.
      In the Indenture, the term “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Guarantor and its consolidated subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.
      “Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

(4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

(5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

(7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Issuer or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

(12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

(13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

      “Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets, plant or terminal which, in the opinion of the board of directors of the general partner of the Issuer, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.
      “Subsidiary” means:

(1) the Issuer; or

(2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.
      Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien (other than a Permitted Lien) upon any Principal Property or capital stock of a Restricted Subsidiary to secure debt of the Guarantor, the Issuer or any other person (other than the debt securities), without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transac-

tions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.
      Restriction on Sale-Leasebacks. The Indenture provides that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

(4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries.
      “Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
      Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under “— Restrictions on Sale-Leasebacks,” provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of all other such Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions and all outstanding debt (other than the debt securities) secured by liens (other than Permitted Liens) upon Principal Properties or upon capital stock of any Restricted Subsidiary, do not exceed 10% of Consolidated Net Tangible Assets.
      Merger, Consolidation or Sale of Assets. The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

(1) the entity surviving any such consolidation or merger or to which such assets shall have been transferred (the “successor”) is either the Guarantor or the Issuer, as applicable, or the successor is a domestic partnership, limited liability company or corporation and expressly assumes all the Guarantor’s or the Issuer’s, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

(2) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(3) the Issuer and the Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.
      The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.
Events of Default
      Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

(1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the “bankruptcy provisions”); or

(5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.
However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.
      An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the Indenture. If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to that series, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of debt securities of that series, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series unless:

(1) such holder has previously given the Trustee notice that an Event of Default with respect to the debt securities of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series or that would involve the Trustee in personal liability.
      The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the debt securities of that series, the Trustee may withhold notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants in the Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.
Amendments and Waivers
      Amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, no amendment may, among other things:

(1) reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

(3) reduce the principal of or extend the stated maturity of any debt securities;

(4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed;

(5) make any debt securities payable in money other than that stated in the debt securities;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) release any security that may have been granted in respect of the debt securities; or

(9) release the Guarantor or modify the Guarantee in any manner adverse to the holders.
      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants on behalf of all holders of debt securities of such series, including those described under “— Certain Covenants — Limitations on Liens” and “— Certain Covenants — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive any past Default or Event of Default with respect to that series (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture that cannot be amended without the consent of all holders of the series of debt securities that is affected.
      Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Guarantor or the Issuer under the Indenture;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

(4) add or release guarantees by any Subsidiary with respect to the debt securities, in either case as provided in the Indenture;

(5) secure the debt securities or a guarantee;

(6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and

(9) issue any other series of debt securities under the Indenture.
      The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring consent of the holders becomes effective, the Issuer is required to mail to the holders of an affected series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.
Defeasance and Discharge
      The Issuer at any time may terminate all its obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of such debt securities.
      The Issuer at any time may terminate its obligations under covenants described under “— Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to the Guarantor, and the Guarantee provision, described under “— Events of Default” above with respect to a series of debt securities (“covenant defeasance”).
      The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under “— Events of Default” above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the debt securities of the defeased series and any security that may have been granted with respect to such debt securities will be released.
      In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.
      In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities until maturity.
      Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if the Issuer exercises its covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. The Issuer would remain liable for such payments, however.
      In addition, the Issuer may discharge all its obligations under the Indenture with respect to debt securities of any series, other than its obligation to register the transfer of and exchange notes of that series, provided that it either:

•	delivers all outstanding debt securities of that series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point the Issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.
Subordination
      Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, that are not expressly subordinate or junior in right of payment to any other indebtedness of the Issuer. Subordinated debt securities and the Guarantor’s guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuer and Guarantor that is designated as “Senior Indebtedness” with respect to the series.
      The holders of Senior Indebtedness of the Issuer will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment of distribution of our assets of the Issuer to its creditors;

•	upon a total or partial liquidation or dissolution of the Issuer; or

•	in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property.
      Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.
      If the Issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuer may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”
Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.
      During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.
      The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.
Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.
      Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.
      After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.
      By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.
Book-Entry System
      We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
      DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.
      Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
      To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).
      All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.
      DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.
      Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.
      So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.
Limitations on Issuance of Bearer Securities
      The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.
      In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.
      Bearer Securities will bear a legend to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.
      For this purpose, “United States” includes the United States of America and its possessions, and “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
      Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary for the Euroclear System as operated by Euroclear Bank S.A./ N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”, formerly Cedelbank), for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership,” which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.
No Recourse Against General Partner
      The Issuer’s general partner, the Guarantor’s general partner and their respective directors, officers, employees and members, as such, shall have no liability for any obligations of the Issuer or the Guarantor under the debt securities, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
Concerning the Trustee
      The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate the conflict or resign as Trustee.
      The holders of a majority in principal amount of all outstanding debt securities (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the debt securities or all such series so affected.
      If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.
      Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the debt securities. Wells Fargo Bank, National Association is a lender under the Issuer’s credit facilities.
Governing Law
      The Indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.
DESCRIPTION OF OUR COMMON UNITS
      Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, please read “Cash Distribution Policy” elsewhere in this prospectus:

Our outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units we issue will also be listed on the NYSE.

The transfer agent and registrar for our common units is Mellon Investor Services LLC.
Meetings/ Voting
      Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.
Status as Limited Partner or Assignee
      Except as described below under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.
      Each purchaser of our common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.
      An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.
Limited Liability
      Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.
      Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.
      For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records
      As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 45 days after the close of each quarter (except the fourth quarter), our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.
      Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.
      A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
      Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.
CASH DISTRIBUTION POLICY
Distributions of Available Cash
      General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.
      Definition of Available Cash. Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.
Operating Surplus and Capital Surplus
      General. Cash distributions are characterized as distributions from either operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.
      Definition of Operating Surplus. Operating surplus is defined in the partnership agreement and generally means:

•	our cash balance on July 31, 1998, the closing date of our initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

•	up to $60.0 million of cash from interim capital transactions; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserved that we deem necessary or advisable to provide funds for future operating expenditures.
      Definition of Capital Surplus. Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).
      Characterization of Cash Distributions. To avoid the difficulty of trying to determine whether available cash we distribute is from operating surplus or from capital surplus, all available cash we distribute from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.
      If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. We do not anticipate that there will be significant distributions from capital surplus.

Distributions of Available Cash from Operating Surplus
      Commencing with the quarter ending on September 30, 2003, we will make distributions of available cash from operating surplus with respect to any quarter in the following manner:

•	first, 98% to all common unitholders, pro rata and 2% to the general partner, until there has been distributed in respect of each unit an amount equal to the minimum quarterly distribution of $0.225; and

•	thereafter, in the manner described in “Incentive Distributions” below.
Incentive Distributions
      Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to the common unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and the general partner in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until the common unitholders have received a total of $0.253 for such quarter in respect of each outstanding unit (the “First Target Distribution”);

•	second, 85% to all common unitholders, pro rata, and 15% to the general partner, until the unitholders have received a total of $0.3085 for such quarter in respect of each outstanding unit (the “Second Target Distribution”); and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.
Distributions from Capital Surplus
      How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until we have distributed, in respect of each outstanding common unit issued in our initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $11.00; and

•	thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.
      Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the common unit price from its initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the unrecovered initial common unit price. Each time a distribution of capital surplus is made on a common unit, the minimum quarterly distribution and the target distribution levels for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution by us of capital surplus before the unrecovered initial common unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
      Once we distribute capital surplus on a common unit in any amount equal to the unrecovered initial common unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero and it will make all future distributions of available cash from operating surplus, with 25% being paid to the holders of units, as applicable, and 75% to our general partner.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
      In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial common unit price.
      For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.
      In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.
Distributions of Cash upon Liquidation
      If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the common unitholders and our general partner in accordance with their respective capital account balances as so adjusted.
      Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the general partner and the holders of common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

•	second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of

•	the unrecovered capital in respect of such common unit; plus

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	third, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph third an amount per unit equal to:

•	the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of our existence;

•	fourth, 85% to all common unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph fourth an amount per unit equal to:

•	the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence; and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.
      Manner of Adjustments for Losses. Upon our liquidation, any loss will generally be allocated to the general partner and the unitholders as follows:

•	first, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.
      Adjustments to Capital Accounts. In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in us, distributions of property by us, or upon our liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
      The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy”;

•	rights of holders of common units are described under “Description of Our Common Units”; and

•	allocations of taxable income and other matters are described under “Tax Consequences.”
Purpose
      Our purpose under our partnership agreement is to serve as a partner of our operating partnership and to engage in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that it may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.
Power of Attorney
      Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Voting Rights
      Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	the merger of our partnership or a sale, exchange or other disposition of all or substantially all of our assets;

•	the withdrawal of our general partner prior to December 31, 2008 (requires a majority of the units outstanding, excluding units held by our general partner and its affiliates);

•	the removal of our general partner (requires 64% of the outstanding units, including units held by our general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of our partnership or the reconstitution of our partnership upon dissolution;

•	approval of certain actions of our general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.
      Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.
Reimbursements of Our General Partner
      Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.
Issuance of Additional Securities
      Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.
      It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
      In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.
      Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement
      Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees to reflect:

•	a change in our names, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the laws of any state or to ensure that neither we, our operating partnership, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of our limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which our limited partner interests are or will be listed for trading;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendments substantially similar to the foregoing.
Withdrawal or Removal of Our General Partner
      Our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2008 without obtaining the approval of the holders of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of our limited partners or of a member of our operating partnership or cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).
      On or after December 31, 2008, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.
      Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.
      Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.
      While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.
Liquidation and Distribution of Proceeds
      Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.
      Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Transfer of Ownership Interests in Our General Partner
      At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of the unitholders.
Change of Management Provisions
      Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.
Limited Call Right
      If at any time our general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.
      As of February 15, 2005 our general partner and its affiliates owned the 2% general partner interest in us and 143,373,314 common units, representing an aggregate 36.8% limited partner interest in us.
Indemnification
      Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Registration Rights
      Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES
      This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.
      The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs)or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.
      All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.
      No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
      For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

(3) whether our method for depreciating Section 743 adjustments is sustainable (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).
Partnership Status
      A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
      Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income

Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.
      No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Operating Partnership as partnerships for federal income tax purposes. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the Operating Partnership will be classified as a partnership for federal income tax purposes.
      In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

(a) Neither we nor the Operating Partnership will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
      If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
      If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
      The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
      Unitholders who have become limited partners of the Company will be treated as partners of the Company for federal income tax purposes. Also:

(a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Company for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.
      A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
      Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. We strongly recommend that prospective unitholders consult their own tax advisors with respect to their status as partners in the Company for federal income tax purposes.
Tax Consequences of Unit Ownership
      Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.
      Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”
      A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
      Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
      Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
      In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
      The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
      A unitholder’s share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.
      Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

      The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
      Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.
      Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.
      Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of an offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.
      An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity”, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

      Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
      Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
      Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”
      Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. We strongly recommend that prospective unitholders consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
      Tax Rates. In general the highest effective United States federal income tax rate for individuals currently is 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.
      Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
      Treasury regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Tax Treatment of Operations — Uniformity of Units.”

      Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Tax Treatment of Operations — Uniformity of Units.”
      A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.
      The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
      Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
      Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner, its affiliates and our unitholders immediately prior to that offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
      To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
      If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
      The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.
      Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
      Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
      Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
      Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
      The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. We strongly recommend that a unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.
      Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
      Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
      Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
      The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

      A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
      Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.
      Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
      Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
      We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors
      Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
      Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
      A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company.
      Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective rate on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes.
      In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
      Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
      Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by Vinson & Elkins L.L.P., we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
      The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
      Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.
      The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
      A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
      Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
      Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
      Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
      A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
      More stringent rules, including additional penalties and extended statutes of limitations, may apply as a result of our participation in “listed transactions” or “reportable transactions with a significant tax-avoidance purpose.” While we do not anticipate participating in such transactions, if any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an “understatement” of income relating to such a transaction, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish such information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties.
      A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
State, Local, Foreign and Other Tax Considerations
      In addition to federal income taxes, you will likely be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.
      It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities
      A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.
SELLING UNITHOLDERS
      In addition to covering our offering of securities, this prospectus covers the offering for resale of up to 41,000,000 common units by selling unitholders. As used in this prospectus, “selling unitholders” includes donees, pledgees, transferees or other successors-in-interest selling units received after the date of this prospectus from a named selling unitholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling unitholders may sell all, some or none of the common units covered by this prospectus. See “Plan of Distribution — Distribution by Selling Unitholders.” We will bear all costs, expenses and fees in connection with the registration of the units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the units will be borne by the selling unitholders. The following table sets forth information relating to the selling unitholders’ beneficial ownership of our common units:

	Number and %		Number and %
	of Outstanding		of Outstanding
	Common Units		Common Units
	Beneficially Owned	Number of	Owned after
	Prior to Completion	Common Units	Completion of
Name of Selling Unitholder	of Offering	Offered Hereunder	Offering

Shell US Gas & Power LLC	36,572,122	36,572,122	-0-
	9.6%
Kayne Anderson MLP Investment Company	5,228,093	4,427,878	800,215
	1.4%		0.2%
      Prior to December 29, 2004, Shell US Gas & Power LLC, an affiliate of Shell Oil Company, owned 41,000,000 common units that it had acquired from us in 1999 in connection with its sale to us of its natural gas processing and related businesses. In that transaction Shell also acquired a 30% interest in our general partner, which it subsequently sold to a subsidiary of EPCO on September 12, 2003. Prior to Shell’s sale of its 30% interest in our general partner, the board of directors of our general partner consisted of ten members, three of which were designated by Shell, and certain extraordinary transactions, such as mergers, large acquisitions or dispositions and other transactions required the approval of at least one of the Shell designees. The Shell designees resigned from the board of directors of our general partner on September 12, 2003.
      Shell and its affiliates are one of our largest customers. For the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001, Shell accounted for approximately 7.3%, 5.5%, 7.9% and 10.6%, respectively, of our consolidated revenues. Our revenues from Shell primarily reflect the sale of NGL and petrochemical products to Shell and the fees we charge Shell for natural gas processing, pipeline transportation and NGL fractionation services. Our operating costs and expenses with Shell primarily reflect the payment of energy-related expenses related to the Shell natural gas processing agreement described below and the purchase of NGL products from Shell. We also lease from Shell its 45.4% interest in one of our propylene fractionation facilities located in Mont Belvieu, Texas.
      The most significant contract affecting our natural gas processing business is the Shell margin-band/keepwhole processing agreement, which grants us the right to process Shell’s current and future production within state and federal waters of the Gulf of Mexico. The Shell processing agreement includes a life of lease dedication, which may extend the agreement well beyond its initial 20-year term ending in

2019. This contract was amended effective April  1, 2004. In general, the amended contract includes the following rights and obligations:

•	the exclusive right, but not the obligation in all cases, to process substantially all of Shell’s Gulf of Mexico natural gas production; plus

•	the exclusive right, but not the obligation in all cases, to process all natural gas production from leases dedicated by Shell for the life of such leases; plus

•	the right to all title, interest and ownership in the mixed NGL stream extracted by our gas processing plants from Shell’s natural gas production from such leases; with

•	the obligation to re-deliver to Shell the natural gas stream after any mixed NGLs are extracted.
      The amended contract contains a mechanism (termed “Consideration Adjustment Outside of Normal Operations” or “CAONO”) to adjust the value of the compensation we pay to Shell for (i) the NGLs we extract and (ii) the natural gas we consume as fuel. The CAONO, in effect, protects us from processing Shell’s natural gas at an economic loss when the value of the mixed NGLs we extract is less than the sum of the cost of the compensation, operating costs of the gas processing facility and other costs such as NGL fractionation and pipeline fees.
      The following table summarizes our various transactions with Shell for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001 (dollars in thousands):

	For the Nine Months	For the Year Ended December 31,
	Ended September 30,
	2004	2003	2002	2001

Revenues from consolidated operations from Shell	$397,805	$293,109	$282,820	$333,333
Operating costs and expenses paid to Shell	$536,284	$607,277	$531,712	$705,440
      Kayne Anderson MLP Investment Company has had no material relationship with us or our affiliates within the last three years. The 4,427,878 common units that may be offered hereunder by Kayne Anderson were acquired by Kayne Anderson from Shell on December 29, 2004 pursuant to a Purchase Agreement dated December 28, 2004. Under the terms of that Purchase Agreement, Shell granted Kayne Anderson an option to purchase an additional number of common units from Shell, which additional units (if so purchased) may also be offered by Kayne Anderson hereunder. If Kayne Anderson exercises that purchase option, we will file a prospectus supplement to this prospectus that reflects that change in ownership of those common units from Shell to Kayne Anderson.
PLAN OF DISTRIBUTION
      We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may engage Brinson Patrick Securities Corporation and/or Cantor Fitzgerald & Co. to act as our agent for one or more offerings, from time to time, of our common units. If we reach agreement with Brinson Patrick and/or Cantor with respect to a specific offering, including the number of common units and any minimum price below which sales may not be made, then Brinson Patrick and/or Cantor, as the case may be, would agree to use its reasonable efforts, consistent with its normal trading and sales practices, to sell such common units on the agreed terms. Brinson Patrick and/or Cantor could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, including sales made on or through the facilities of the New York Stock Exchange or sales made to or through a market maker other than on an exchange. Brinson Patrick and/or Cantor, as the case may be, will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at the market” offering, and the compensation paid to Brinson Patrick and/or Cantor, as the case may be, with respect to such sales will be deemed to be underwriting commissions or discounts. Any commissions so paid will be set forth in a prospectus supplement relating thereto.
      We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.
      Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.
      Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.
      When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.
      We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.
Distribution by Selling Unitholders
      Distributions of the common units by the selling unitholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such person or entities, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common units may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	direct sales or privately negotiated transactions.
      Such transactions may be effected by the selling unitholder at market prices prevailing at the time of sale or at negotiated prices. The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent.
      In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may engage in short sales, short sales against the box, puts and calls and other transactions in common units, or derivatives thereof, and may sell and deliver their common units in connection therewith, or loan or pledge the common units to broker-dealers that in turn may sell them. In addition, the selling unitholders may from time to time sell their common units in transactions permitted by Rule 144 under the Securities Act.
      The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common units for sale under the Securities Act and to indemnify the selling unitholders against certain civil liabilities, including certain liabilities under the Securities Act.
      As of the date of this prospectus, neither we nor any selling unitholder has engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders. To the extent required, the number of common units to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling unitholders from the sale of their common units offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.
      The selling unitholders and any brokers, dealers, agents or underwriters that participate with the selling unitholders in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, and other information with the Commission under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.
      The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below filed by us and any future filings we make with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until our offering is completed (other than information furnished under Item 9 or Item 12 of any Form  8-K that is listed below, or under Item 2.02 or Item 2.02 or Item 7.01 of any Form 8-K filed after August 23, 2004 that is listed below or that is filed in the future, which information is not deemed filed under the Exchange Act).

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 except for Items 1, 2, 7 and 8, which have been superseded by the Current Report on Form 8-K filed with the Commission on December 6, 2004, Commission File No. 1-14323;

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 15, 2005, Commission File No. 1-14323;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, Commission File Nos. 1-14323;

•	Current Reports on Form 8-K filed with the Commission on December 15, 2003, January 6, 2004, February 10, 2004, March 22, 2004, April 16, 2004, April 20, 2004, April 21, 2004, April 26, 2004, April 27, 2004, May 3, 2004, July 29, 2004, August 2, 2004, August 5, 2004, August 11, 2004, August 30, 2004, September 1, 2004, September 7, 2004, September 8, 2004, September 14, 2004, September 17, 2004, September 21, 2004, September 27, 2004, September 28, 2004, October 1, 2004, October 6, 2004, October 27, 2004, December 6, 2004, December 15, 2004, January 4, 2005, January 18, 2005, February 11, 2005, February 14, 2005, February 16, 2005, March 3, 2005 and March 23, 2005, Commission File Nos. 1-14323;

•	Current Report on Form 8-K filed with the Commission on June 16, 2004, as amended by the Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on August 4, 2004, Commission File Nos. 1-14323;

•	Current Report on Form 8-K filed with the Commission on August 2, 2004, as amended by the Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on August 5, 2004, Commission File Nos. 1-14323;

•	Current Report on Form 8-K filed with the Commission on September 30, 2004, as amended by the Current Reports on Form 8-K/A filed with the Commission on October 5, 2004 (Amendment No. 1), October 18, 2004 (Amendment No. 2), December 3, 2004 (Amendment No. 3), December 6, 2004 (Amendment No. 4) and December 27, 2004 (Amendment No. 5), Commission File Nos. 1-14323; and

•	Current Report on Form 8-K (containing the description of our common units, which description amends and restates the description of our common units contained in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998) filed with the Commission on February 10, 2004, Commission File No. 1-14323.
      We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Investor Relations, Enterprise Products Partners L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008-1038; telephone number: (713) 880-6812.
      We intend to furnish or make available to our unitholders within 75 days (or such shorter period as the Commission may prescribe) following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 40 days (or such shorter period as the Commission may prescribe) following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.
FORWARD-LOOKING STATEMENTS
      This prospectus and some of the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities;

•	the failure to successfully integrate our operations with GulfTerra’s or any other companies we acquire; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of our merger with GulfTerra.
      You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and any prospectus supplement.
LEGAL MATTERS
      Vinson & Elkins L.L.P., our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel. Attorneys at Vinson & Elkins L.L.P. who have participated in the preparation of this prospectus and the registration statement of which it is a part beneficially own approximately 3,200 common units of Enterprise.

EXPERTS
      The (1) consolidated financial statements and the related consolidated financial statement schedule of Enterprise Products Partners L.P. and subsidiaries as incorporated in this prospectus, by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2004, and (2) the balance sheet of Enterprise Products GP, LLC as of December 31, 2003, incorporated in this prospectus supplement by reference from Exhibit 99.1 to Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (each such report expresses an unqualified opinion and the report for Enterprise Products Partners L.P. includes an explanatory paragraph referring to a change in method of accounting for goodwill in 2002 and derivative instruments in 2001 as discussed in Notes 8 and 1, respectively, to Enterprise Products Partners L.P.’s consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The (1) consolidated financial statements of GulfTerra Energy Partners, L.P. (“GulfTerra”), (2) the financial statements of Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) and (3) the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (the “Companies”) all incorporated in this prospectus by reference to Enterprise Products Partners L.P.’s Current Reports on Form 8-K dated April 20, 2004 for (1) and (2) and April 16, 2004 for (3), have been so incorporated in reliance on the reports (which (i) report on the consolidated financial statements of GulfTerra contains an explanatory paragraph relating to GulfTerra’s agreement to merge with Enterprise Products Partners L.P. as described in Note 2 to the consolidated financial statements, (ii) report on the financial statements of Poseidon contains an explanatory paragraph relating to Poseidon’s restatement of its prior year financial statements as described in Note 1 to the financial statements, and (iii) report on the combined financial statements of the Companies contains an explanatory paragraph relating to the Companies’ significant transactions and relationships with affiliated entities as described in Note 5 to the combined financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists, with respect to GulfTerra’s estimated oil and natural gas reserves incorporated in this prospectus by reference to our Current Report on Form 8-K dated April 20, 2004 has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

$300,000,000
Enterprise Products Operating L.P.
% Fixed/ Floating Rate Junior Subordinated Notes due 2066
Guaranteed to the extent described in this prospectus supplement by
Enterprise Products Partners L.P.

Joint Book-Running Managers

Wachovia Securities	Lehman Brothers

Sole Structuring Advisor
Co-Manager
UBS Investment Bank
Prospectus Supplement dated July      , 2006